[EXECUTION]

LOAN AND SECURITY AGREEMENT

by and among

NU HORIZONS ELECTRONICS CORP.
NIC COMPONENTS CORP.
NU HORIZONS INTERNATIONAL CORP.
RAZOR ELECTRONICS, INC.
TITAN SUPPLY CHAIN SERVICES CORP.
as US Borrowers

NU HORIZONS ELECTRONICS LIMITED
NIC COMPONENTS EUROPE LIMITED
as UK Borrowers

NU HORIZONS ELECTRONICS ASIA PTE LTD
NIC COMPONENTS ASIA PTE LTD
as Singapore Borrowing Base Guarantors

and
NU HORIZONS ELECTRONICS EUROPE LIMITED
NUXCHANGE B2B SERVICES, INC.
TITAN SUPPLY CHAIN SERVICES LIMITED
TITAN SUPPLY CHAIN SERVICES PTE LTD
as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)
as Administrative and Collateral Agent

WELLS FARGO CAPITAL FINANCE, LLC
as Sole Lead Arranger and Sole Bookrunner

HSBC BUSINESS CREDIT (USA) INC.
as Syndication Agent

and

CAPITAL ONE BANK, N.A.
as Documentation Agent

Dated: June 28, 2010

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

SECTION 2.	CREDIT FACILITIES	45

2.1	Revolving Loans.	45
2.2	Swing Line Loans.	46
2.3	Letters of Credit.	47
2.4	Requests for Borrowings.	52
2.5	Increase in Maximum Credit.	53
2.6	Mandatory Prepayments.	55
2.7	Optional Prepayments	56
2.8	Joint and Several Liability of US Borrowers.	57
2.9	Joint and Several Liability of UK Borrowers.	59
2.10	Commitments.	60
2.11	Reserves.	60

SECTION 3.	INTEREST AND FEES	60

3.1	Interest.	60
3.2	Fees.	62
3.3	Inability to Determine Applicable Interest Rate.	63
3.4	Illegality.	63
3.5	Increased Costs.	63
3.6	Capital Requirements.	64
3.7	Certificates for Reimbursement.	64
3.8	Delay in Requests.	64
3.9	Mitigation; Replacement of Lenders.	64
3.10	Funding Losses.	65
3.11	Maximum Interest.	65
3.12	No Requirement of Match Funding.	66

SECTION 4.	CONDITIONS PRECEDENT	66

4.1	Conditions Precedent to Initial Loans and Letters of Credit.	66
4.2	Conditions Precedent to All Revolving Loans and Letters of Credit.	69

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	70

5.1	Grant of Security Interest.	70
5.2	Perfection of Security Interests.	71
5.3	Special Provisions Relating to Collateral; Excluded Property	74

SECTION 6.	COLLECTION AND ADMINISTRATION	76

6.1	Borrowers’ Loan Accounts.	76
6.2	Statements.	76
6.3	Lenders’ Evidence of Debt.	76
6.4	Register.	76

(i)

6.5	Promissory Notes.	77
6.6	Cash Management; Collection of Proceeds of Collateral.	77
6.7	Payments.	79
6.8	Taxes.	80
6.9	Use of Proceeds; Use of Proceeds of UK Tranche B Loans.	83
6.10	Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.	84
6.11	Pro Rata Treatment.	84
6.12	Sharing of Payments, Etc.	84
6.13	Settlement Procedures.	85
6.14	Obligations Several; Independent Nature of Lenders’ Rights.	89
6.15	Bank Products.	89

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	90

7.1	Collateral Reporting.	90
7.2	Accounts Covenants.	91
7.3	Inventory Covenants.	92
7.4	Equipment and Real Property Covenants.	93
7.5	Power of Attorney.	93
7.6	Right to Cure.	94
7.7	Access to Premises.	94

SECTION 8.	REPRESENTATIONS AND WARRANTIES	95

8.1	Existence, Power and Authority.	95
8.2	Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations.	95
8.3	Financial Statements; No Material Adverse Effect.	96
8.4	Priority of Liens; Title to Properties.	96
8.5	Tax Returns.	96
8.6	Litigation.	97
8.7	Compliance with Other Agreements and Applicable Laws.	97
8.8	Environmental Compliance.	97
8.9	Employee Benefits.	98
8.10	Bank Accounts.	98
8.11	Intellectual Property.	99
8.12	Subsidiaries; Affiliates; Capitalization; Solvency.	99
8.13	Labor Disputes.	100
8.14	Restrictions on Subsidiaries.	100
8.15	Material Contracts	100
8.16	OFAC.	100
8.17	Anti-Terrorism Laws.	100
8.18	Investment Company.	101
8.19	Federal Reserve Regulations.	101
8.20	Pensions.	101
8.21	Governing law and Enforcement.	101
8.22	Pari passu ranking.	101
8.23	Ranking.	101
8.24	Registration of UK establishment.	101
8.25	No filing or stamp taxes.	102
8.26	Accuracy and Completeness of Information.	102

(ii)

8.27	Survival of Warranties; Cumulative.	102

SECTION 9.	AFFIRMATIVE COVENANTS	103

9.1	Maintenance of Existence.	103
9.2	New Collateral Locations.	103
9.3	Compliance with Laws, Regulations, Etc.	103
9.4	Payment of Taxes and Claims.	104
9.5	Insurance.	105
9.6	Financial Statements and Other Information.	105
9.7	Compliance with ERISA; UK Pensions Schemes.	108
9.8	End of Fiscal Years; Fiscal Quarters.	109
9.9	License Agreements.	109
9.10	Additional Guaranties and Collateral Security; Further Assurances.	110
9.11	Centre of Main Interests	111
9.12	Costs and Expenses.	112

SECTION 10.	NEGATIVE COVENANTS	112

10.1	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	112
10.2	Encumbrances.	113
10.3	Indebtedness.	113
10.4	Loans, Investments, Etc.	116
10.5	Restricted Payments.	116
10.6	Transactions with Affiliates.	117
10.7	Change in Business.	117
10.8	Limitation of Restrictions Affecting Subsidiaries.	117
10.9	Certain Payments of Indebtedness, Etc.	118
10.10	Modifications of Indebtedness, Organizational Documents and Certain Other Agreements.	118
10.11	Nippon License Agreement.	118
10.12	UK Bank Accounts	119
10.13	Designation as Designated Senior Debt.	119
10.14	Distributor Agreements.	119
10.15	Foreign Assets Control Regulations, Etc.	119

SECTION 11.	FINANCIAL COVENANT	119

11.1	Fixed Charge Coverage Ratio.	119

SECTION 12.	EVENTS OF DEFAULT AND REMEDIES	120

12.1	Events of Default.	120
12.2	Remedies.	122

SECTION 13.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	125

13.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	125
13.2	Waiver of Notices.	126
13.3	Amendments and Waivers.	126
13.4	Waiver of Counterclaims.	129

(iii)

13.5	Indemnification.	129

SECTION 14.	THE AGENT	130

14.1	Appointment, Powers and Immunities.	130
14.2	Reliance by Agent.	130
14.3	Events of Default.	130
14.4	WFCF in its Individual Capacity.	131
14.5	Indemnification.	131
14.6	Non-Reliance on Agent and Other Lenders.	131
14.7	Failure to Act.	132
14.8	Additional Loans.	132
14.9	Concerning the Collateral and the Related Loan Documents.	132
14.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	132
14.11	Collateral Matters.	133
14.12	Agency for Perfection.	134
14.13	Agent May File Proofs of Claim.	135
14.14	Successor Agent.	135
14.15	Other Agent Designations.	136

SECTION 15. APPOINTMENT OF AGENT AS SECURITY TRUSTEE UNDER THE UK LOAN DOCUMENTS AND THE SINGAPORE LOAN DOCUMENTS		136

15.1	Appointment of the Security Trustee.	136
15.2	Duties of the Agent.	136
15.3	Appointments by the Agent under the UK Documents.	136
15.4	The UK Loan Documents and Singapore Loan Documents.	137
15.5	Agent as Proprietor.	137
15.6	Investments	137
15.7	Releases of Charged Property	137
15.8	Exclusion of Liability.	138
15.9	Insurance	138
15.10	Appointment of Successor Agent under the UK Documents	139
15.11	Trustee Acts.	139
15.12	Perpetuity Period	139

SECTION 16.	TERM OF AGREEMENT; MISCELLANEOUS	139

16.1	Term.	139
16.2	Interpretative Provisions.	140
16.3	Notices.	142
16.4	Partial Invalidity.	142
16.5	Confidentiality.	143
16.6	Successors.	144
16.7	Assignments; Participations.	144
16.8	Entire Agreement.	145
16.9	USA Patriot Act.	146
16.10	Counterparts, Etc.	146
16.11	Judgment Currency.	146

(iv)

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance Agreement

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Report of Priority Payables

Exhibit E	Form of Compliance Certificate

Schedule 1.9	Approved Multinationals

Schedule 1.31	Commitments

Schedule 1.61	Existing Lenders

Schedule 1.107	Non- US Subsidiaries

Schedule 1.168	UK Loan Documents

(v)

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”), dated June 28, 2010, is entered into by and among Nu Horizons Electronics Corp., a Delaware corporation (“Parent”); NIC Components Corp., a New York corporation (“NIC”); Nu Horizons International Corp., a New York corporation (“International”); Razor Electronics, Inc., a New York corporation (“RAZ”); Titan Supply Chain Services Corp., a New York corporation (“TUS”, and together with Parent, NIC, International, and RAZ, individually each a “US Borrower” and, collectively, “US Borrowers”), Nu Horizons Electronics Limited, a company incorporated in England and Wales with registration number 02181478 (“NEE-UK”), NIC Components Europe Limited, a company incorporated in England and Wales with registration number 03495816 (“NIC-UK”, and together with NEE-UK, individually each a “UK Borrower” and, collectively, “UK Borrowers” and together with US Borrowers, each individually, a “Borrower” and collectively, “Borrowers”, as hereinafter further defined), Nu Horizons Electronics Asia Pte Ltd, a company organized under the laws of Singapore (“Nu Horizons Asia”), NIC Components Asia Pte Ltd, a company incorporated under the laws of Singapore (“NIC Asia”), Titan Supply Chain Services Pte Ltd, a company organized under the laws of Singapore (“TSA”), Nu Horizons Electronics Europe Limited, a company incorporated in England and Wales with registration number 03507689 (“NU-UK”), Titan Supply Chain Services Limited, a company incorporated in England and Wales with registration number 04930783 (“TSE”), NuXchange B2B Services, Inc., a Delaware corporation (“NUX” and together with NU-UK, Nu Horizons Asia, NIC Asia, TSA, and TSE and any Person that at anytime after the date hereof guarantees the Obligations of the Borrowers hereunder, each individually, a “Guarantor” and collectively “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance Agreement (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), and Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, in its capacity as administrative agent and collateral agent (in such capacities, “Agent”, as hereinafter further defined).

WITNESSETH:

WHEREAS, Borrowers and Guarantors have requested that Agent, Issuing Bank and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and advances and provide other financial accommodations to Borrowers; and

WHEREAS, Issuing Bank and each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Issuing Bank and Lenders on the terms and conditions set forth herein and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2  “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) a percentage equal to: (A) one (1) minus (B) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.3  “Administrative Borrower” shall mean Parent, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.10 hereof and its successors and assigns in such capacity.

1.4  “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Equity Interest or in which such Person beneficially owns or holds ten (10%) percent or more of the Equity Interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any Equity Interest, by agreement or otherwise.

1.5  “Agent” shall mean Wachovia Capital Finance Corporation (New England), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.6  “Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, subject to the provisions below, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Consolidated Excess Availability for the immediately preceding three (3) month period beginning on the first day of the month of such period.

Tier	Quarterly Average Consolidated Excess Availability	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin
1	Less than $20,000,000	3.50%	1.75%
2	Less than $30,000,000 and greater than or equal to $20,000,000	3.25%	1.50%
3	Greater than or equal to $30,000,000	3.00%	1.25%

provided, that, (a) the Applicable Margin shall be calculated and established once every three (3) months and shall remain in effect until adjusted for the next three (3) month period, (b) each adjustment of the Applicable Margin shall be effective as of the first day of each such three (3) month period based on the Quarterly Average Consolidated Excess Availability for the immediately preceding three (3) month period, (c) the Applicable Margin through August 31, 2010 shall be the amount for Tier 3 set forth above and (d) in the event that Borrowers fail to provide any Borrowing Base Certificate for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, at Agent’s option, the Applicable Margin shall be based on the highest rate above increased by two (2%) percentage points until the next Business Day after the Borrowing Base Certificate is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein.  In the event that at any time after the end of any three (3) month period the Quarterly Average Consolidated Excess Availability for such three (3) month period used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Consolidated Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Consolidated Excess Availability, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Quarterly Average Consolidated Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

1.7  “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

1.8  “Approved Fund” shall mean any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank revolving loans and similar extensions of credit in the ordinary course of its business; provided, that, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.9  “Approved Multinational Account Debtor” shall mean the account debtors listed on Schedule 1.9 hereto, as such list may be amended by Agent from time to time, each such account debtor being an “Approved Multinational”.

1.10  “Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 16.7 hereof.

1.11  “Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in each case as to any Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to a Borrower or Guarantor.

1.12  “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or Guarantor by a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of credit card, debit card or stored value card sales or receipts,  (b) cash management or related services, including: (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and  (ii) controlled disbursement services and  (c) Hedge Agreements if and to the extent permitted hereunder.  Any of the foregoing shall only be included in the definition of  the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent in writing with notice to Administrative Borrower.

1.13  “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

1.14  “Base Rate” shall mean the highest of (a) the rate from time to time publicly announced by Wells Fargo, or its successors, as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, whether or not such announced rate is the best rate available at such bank, (b) the Federal Funds Rate from time to time plus one-half (.50%) percent, or (c) the three (3) month London Interbank Offered Rate plus one (1.00%) percent.

1.15  “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.  All Swing Line Loans shall be Base Rate Loans.

1.16  “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) US Borrowers, (b) UK Borrowers, and (c) any other Person that at any time after the date hereof becomes a Borrower hereunder; each sometimes being referred to herein individually as a “Borrower”.

1.17  “Borrowing Base” shall mean, collectively, the US Borrowing Base and the UK Borrowing Base.

1.18  “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer, controller or other appropriate financial officer of Administrative Borrower acceptable to Agent and delivered to Agent.

1.19  “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable market.

1.20  “Capital Expenditures” shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all obligations under Capital Leases paid or payable during such period, other than the interest component of any Capital Lease (without duplication as to any period).

1.21  “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.22  “Cash Dominion Event” shall mean a period commencing on the earlier of (a) the date that an Event of Default shall exist or have occurred and be continuing and ending on the date ninety (90) days after such Event of Default ceases to exist or be continuing or (b) commencing on the date that Covenant Excess Availability shall be less than $18,000,000 and ending on date that Covenant Excess Availability has been greater than $18,000,000 for any consecutive ninety (90) day period thereafter.  Notwithstanding anything to the contrary contained herein, except as Agent may otherwise hereafter agree in writing, a Cash Dominion Event may not be terminated following the second (2nd) such termination during the term of this Agreement and in such case, the Cash Dominion Event shall continue until the payment in full of the Obligations (other than contingent Obligations as to which Agent shall have received such cash collateral, or letter of credit, as is provided for pursuant to the terms of Section 13.1 hereof) and the termination of the Commitments.

1.23  “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; the United Kingdom or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System or a financial institution located in the United Kingdom acceptable to Agent, in each case, having combined capital and surplus and undivided profits of not less than the US Dollar Equivalent of $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia, or incorporated under the laws of England or Wales and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than the US Dollar Equivalent of $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America or England or Wales, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and  (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.24  “Cash Management Accounts” shall have the meaning set forth in Section 6.6 hereof.

1.25  “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

1.26  “Change of Control” shall mean (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of Parent, (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 10.1 hereof; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (c) the failure of Parent to own directly or indirectly more than seventy (70%) percent of the voting power of the total outstanding Voting Stock of any Borrower (other than Parent) or Guarantor .

1.27  “Charged Property” means the assets of the Loan Parties subject to a Security Interest under the UK Loan Documents.

1.28  “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.29  “Collateral” shall have the meaning set forth in Section 5 hereof.

1.30  “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.31  “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth on Schedule 1.31 hereto designated as the Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 16.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.32  “Concentration Accounts” shall mean, collectively, the deposit accounts of Borrowers identified on Schedule 8.10 of the Information Certificate as the concentration accounts and such other accounts as may be established after the date hereof in accordance with the terms hereof used to receive funds from the Cash Management Accounts; sometimes being referred to herein individually as a “Concentration Account”.

1.33  “Consolidated EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) each of the following, in each case to the extent deducted in the calculation of such Consolidated Net Income for such period: (i) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period, all in accordance with GAAP, plus (ii) the Interest Expense of such Person and its Subsidiaries for such period, plus (iii) charges for Federal, State, local and foreign income taxes for such period plus (iv) extraordinary, one-time or non-recurring non-cash losses or charges that have been deducted in determining Consolidated Net Income for such period in accordance with GAAP, including with respect to the write-offs for intangibles plus (v) non-cash charges that are expenses in accordance with GAAP in respect of stock-based compensation, plus (vi) deferred tax reserves, plus (vii) facilities closure, severance and other restructuring expenses in amount to be approved by the Agent.

1.34  “Consolidated Excess Availability” shall mean, at any time, the sum of (a) (i) the lesser of  (A) the US Borrowing Base or (B) the US Facility Limit plus (b) the lesser of (i) the UK Borrowing Base or (ii) the UK Loan Limit minus (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the Loans and outstanding Letter of Credit Obligations, and (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of US Borrowers, UK Borrowers and Singapore Borrowing Base Guarantors which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by any Borrower or Singapore Borrowing Base Guarantor in good faith).

1.35  “Consolidated Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees,  commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedging Agreements to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any).

1.36  “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (and as to Borrowers and Guarantors, excluding to the extent included therein (i) any extraordinary, one-time or non-recurring gains and (ii) extraordinary, one-time or non-recurring non-cash losses or charges), and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that,

(a)           the net income of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person;

(b)           except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded;

(c)           the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded.

For the purposes of this definition, net income excludes any gain and non-cash loss together with any related Provision for Taxes for such gain and non-cash loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business or of any Equity Interests of such Person or a Subsidiary of such Person, and any net income or non-cash loss realized as a result of changes in accounting principles or the application thereof to such Person and any net income or non-cash loss realized as the result of the extinguishment of debt.

1.37  “Covenant Excess Availability” shall mean the amount, calculated at any date, equal to: (a) the sum of the US Borrowing Base and the UK Borrowing Base, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the Loans and outstanding Letter of Credit Obligations, and (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of US Borrowers, UK Borrowers and Singapore Borrowing Base Guarantors which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by any Borrower or Singapore Borrowing Base Guarantor in good faith).

1.38  “Credit Facility” shall mean, collectively, the US Credit Facility and the UK Credit Facility.

1.39  “Debenture” shall mean the Debenture, dated on or about the date hereof, by each UK Borrower in favor of Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.40  “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.41  “Defaulting Lender” shall have the meaning set forth in Section 6.13(f) hereof.

1.42  “Delegate” means any delegate, agent, attorney or co-trustee appointed by Agent (in its capacity as security trustee) as appointed under Section 15 of this Agreement.

1.43  “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may reasonably require.

1.44  “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a)  matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)  is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c)  is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof.

1.45  “Documents” means in relation to any UK Letter of Credit issued in connection with the purchase of any Goods, any and all documents which represent or relate to those Goods and/or the possession of and/or ownership of, and/or insurance of, and/or warehousing of, and/or any other dealing in or with those Goods.

1.46  “Eligible Accounts” shall mean, as to US Borrowers and the US Credit Facility, Accounts created by US Borrowers, and as to UK Borrowers and the UK Credit Facility, Accounts created by any UK Borrower or Singapore Borrowing Base Guarantor, that in each case at the time of creation and at all times thereafter satisfy the criteria set forth below.  Eligible Accounts shall not include:

(a)  any Account that is not subject to the first priority, valid and perfected security interest (and as to Accounts of UK Borrowers and Singapore Borrowing Base Guarantors, are subject to the first ranking fixed and floating charge of Agent pursuant to the UK Loan Documents and the Singapore Loan Documents, respectively) in favor of Agent, which Accounts may be subject, however, to Permitted Liens described in clauses (b), (c) and (j) of the definition thereof;

(b)  any Account which is subject to any security interest, lien or other encumbrance other than the security interest and lien of Agent and those permitted in clauses (b), (c) and (j) of the definition of the term Permitted Liens (but as to liens referred to in clause (j) only to the extent that Agent has established a Reserve as provided therein) and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(c)  any Account (exclusive of Extended Payment Term Accounts) (i) unpaid more than earlier of sixty (60) days after the original due date for such Accounts or one hundred twenty (120) days after the date of the original invoice for it and (ii) the selling terms underlying such Account exceed ninety (90) days;

(d)  any Accounts that is an Extended Payment Term Account in the event that (i) such Account is not owing by an Approved Multinational Account Debtor, (ii) such Account is unpaid more than the earlier of sixty (60) days after the original due date for such Accounts or one hundred fifty (150) days after the date of the original invoice for it; provided, that, in any event no more than the US Dollar Equivalent of $2,500,000 of Eligible Accounts of all Borrowers and Singapore Borrowing Base Guarantors consisting of Extended Payment Term Accounts shall be included in the Borrowing Base at any time, or (iii) the selling terms underlying such Account exceed one hundred five (105) days;

(e)  any Account owing by an account debtor for which more than fifty (50%) percent of the Accounts owing by such account debtor and its Affiliates are unpaid more than earlier of sixty (60) days after the original due date for such Accounts or one hundred twenty (120) days after the date of the original invoice for it (or in the case of an Extended Payment Term Account more than the earlier of sixty (60) days after the original due date for such Accounts or one hundred fifty (150) days after the date of the original invoice for it);

(f)  any Account owing by a single account debtor to the extent that the aggregate amount of such Accounts exceeds twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts whether owing to all Borrowers and Singapore Borrowing Base Guarantors (but the portion of the Accounts not in excess of such percentage that otherwise satisfy the criteria herein will be deemed Eligible Accounts);

(g)  any Account with respect to which any covenant, representation, or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true in any material respect;

(h)  any Account that (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Agent and which has been sent to the account debtor, (iii) represents a progress billing,  (iv) is contingent upon such Person’s or its Affiliates’ completion of any further performance or has otherwise been billed in advance of completion of performance or being fully earned, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest or (vii) has been invoiced more than once;

(i)  any Account with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)  any Account owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, administrator or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee, administrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, State, or territorial bankruptcy laws (other than in the case of US Borrowers, post-petition accounts payable of an account debtor that is a debtor-in-possession under the Bankruptcy Code and acceptable to Agent), (iv) entered into discussions with its creditors existing at any time with respect to rescheduling any of its Indebtedness, (v) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (vi) become insolvent, or (vii) ceased operation of its business;

(k)  any Account owed by any account debtor that has sold all or substantially all its assets (unless such Account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);

(l)  as to Accounts of US Borrowers, Accounts owing by account debtors whose chief executive office is not located in the United States of America or Canada (so long as in the case of an account debtor locate in Canada, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) unless such account debtor is an Approved Multinational as set forth in clause (o) below or, at Agent’s option, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine) so long as the account debtor with respect to such Account is located in a jurisdiction otherwise permitted herein or is an Approved Multinational Account Debtor.

(m)  as to Accounts of UK Borrowers, Accounts owing by account debtors whose chief executive office is not located in the United Kingdom or the United States of America, unless such account debtor is an Approved Multinational as set forth in clause (o) below or, at Agent’s option, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in US Dollars (or payable in such other country and such other currency as Agent may determine in its sole discretion), sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine) so long as the account debtor with respect to such Account is located in a jurisdiction otherwise permitted herein or is an Approved Multinational Account Debtor;

(n)  as to Accounts of Singapore Borrowing Base Guarantors, Accounts owing by account debtors whose chief executive office is not located in Singapore, United States of America or Hong Kong (provided, that, the aggregate dollar amount of Accounts owing by account debtors whose chief executive office is located in Hong Kong which shall be included in the calculation of the Borrowing Base at any time shall not exceed $7,000,000), unless such account debtor is an Approved Multinational as set forth in clause (o) below or at Agent’s option, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in US Dollars (or payable in such other country and such other currency as Agent may determine in its sole discretion), sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine) so long as the account debtor with respect to such Account is located in a jurisdiction otherwise permitted herein or is an Approved Multinational Account Debtor;

(o)  Accounts which are otherwise Eligible Accounts but do not meet the criteria set forth in Sections 1.46(l), (m) or (n) hereof, unless (i) such Accounts are owing by any of the account debtors which are Approved Multinationals, and (ii) the aggregate amount of such Accounts owing by Approved Multinationals which may be deemed Eligible Accounts at any given time under this Section 1.46 are in an aggregate amount equal to or less than the US Dollar Equivalent of $2,500,000;

(p)  Accounts that consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice (but the portion of such Accounts which do not constitute progress billings, bill and hold invoices or retainage invoices shall not be deemed to be ineligible solely by virtue of this clause (p);

(q)  any Account of any (i) US Borrower owed in any currency other than US Dollars or Canadian Dollars, (ii) UK Borrower owed in any currency other than US Dollars, Euros or Pounds Sterling or (iii) Singapore Borrowing Base Guarantor owed in any currency other than US Dollars;

(r)  with respect to Accounts owing to US Borrowers, any Account owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States, unless such Account is backed by a letter of credit acceptable to Agent and which has been assigned to and is directly drawable by Agent, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended,, and any other steps necessary to perfect the security interest and lien of Agent in such Account have been complied with to Agent’s satisfaction;

(s)  with respect to Accounts owing to UK Borrowers, any Account owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States, unless such Account is backed by a letter of credit acceptable to Agent and which has been assigned to and is directly drawable by Agent, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims of 1940, as amended, and any other steps necessary to perfect the security interest and lien of Agent in such Account have been complied with to Agent’s satisfaction;

(t)  with respect to Accounts owing to Singapore Borrowing Base Guarantors, any Account owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States, unless such Account is backed by a letter of credit acceptable to Agent and which has been assigned to and is directly drawable by Agent, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims of 1940, as amended, and any other steps necessary to perfect the security interest and lien of Agent in such Account have been complied with to Agent’s satisfaction;

(u)  any Account owed by any Affiliate, employee, officer, director or agent of any Borrower or Guarantor;

(v)  any Account that, for any account debtor, exceeds any credit limit reasonably acceptable to Agent with respect to such account debtor determined by the applicable Borrower from time to time (and otherwise such credit limit as Agent may reasonably determine after notice and consultation with Administrative Borrower), to the extent of such excess;

(w)  any Account owed by an account debtor or any Affiliate of such account debtor to which any Borrower or Guarantor is indebted, but only to the extent of such indebtedness, or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof;

(x)  any Account subject to any counterclaim, deduction, defense, setoff or dispute (including, without limitation, with respect to any of the foregoing, in the form of a rebate or warranty claim);

(y)  any Account evidenced by or arising under any promissory note, lease, chattel paper, or instrument;

(z)  with respect to any Account owing to a US Borrower, any Account owed by an account debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Person to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Person has filed such report or qualified to do business in such jurisdiction;

(aa) any Account with respect to which any Borrower or Guarantor has made any agreement with the account debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower or Guarantor created a new receivable for the unpaid portion of such Account;

(bb)                 any Account that does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, State,  territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(cc) any Account arising from goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports to indicate that any Person other than such Person has or has had an ownership interest in such goods, or which indicates any party other than such Person as payee or remittance party;

(dd)                 any Account which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless Agent has determined that such limitation is not enforceable; or

(ee) any Account that Agent, in good faith, determines may not be paid by reason of the account debtor’s financial condition or inability to pay.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the determination of Agent.  Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral

1.47 “Eligible Inventory” shall mean, Inventory of any US Borrower located in the United States of America and Inventory of any UK Borrower located in the United Kingdom, in each case, consisting of finished goods held for resale in the ordinary course of the business of such Borrower that satisfy the criteria set forth below.  Eligible Inventory shall not include:

(a)  any Inventory that is not subject to a first priority perfected security interest (and as to Inventory located in the United Kingdom, the first ranking fixed and floating charge of Agent pursuant to the UK Loan Documents) in favor of Agent, which Inventory may be subject, however, to Permitted Liens described in clauses (b), (c), and  (j) of the definition thereof (but as to liens referred to in clause (j) only to the extent that Agent has established a Reserve as provided therein);

(b)  any Inventory that is subject to any security interest, lien or other encumbrance other than the security interest and lien of Agent and those permitted in clauses (b), (c) and (j) of the definition of the term Permitted Liens (but as to liens referred to in clause (j) only to the extent that Agent has established a Reserve as provided therein) and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent;

(c)  any Inventory that is obsolete; provided, that, any Inventory that is purchased by a Borrower on a “NCNR” (a/k/a non-cancelable non-returnable) basis may, at any time, be deemed Eligible Inventory in the determination of Agent with the consent of all Lenders notwithstanding that such Inventory will be held for more than twelve (12) months prior to such time;

(d)  any Inventory that is unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(e)  any Inventory with respect to which any covenant, representation, or warranty contained in this Agreement or any of the other Loan Documents has been breached or is not true in any respect or which does not conform to all standards imposed by any Governmental Authority;

(f)  any Inventory which any Person other than such Person shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(g)  any Inventory that constitutes raw materials, work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that have been returned for repair, replacement or refurbishment, used, repaired or refurbished goods, repossessed goods, unmerchantable, defective or damaged goods, goods unfit for sale, goods held on consignment (except as permitted in subsection (h) below), goods which are not of a type held for sale in the ordinary course of business;

(h)  any Inventory that is not located at premises owned and controlled by any Borrower, unless (i) as to leased locations, (a) Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or (b) in the event Agent has not received a Collateral Access Agreement, Lender may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves, in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Lender shall determine in good faith, provided, that, so long as no Default or Event of Default shall have occurred and be continuing such Reserves shall not exceed the amount equal to three (3) months’ rent and other charges, and (ii) as to locations owned and operated by a third person, (A) if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator, consignee or bailee, Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Lender shall determine, and (B) in addition, if required by Agent, if Agent shall have received: (1) UCC financing statements or (such other jurisdiction’s equivalent) between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the applicable consignee, bailee, or owner and operator of such location of the first priority security interest in such Inventory of Agent;

(i)  any Inventory that is a discontinued product or component thereof and is not usable in a continuing product;

(j)  any Inventory that is the subject of a consignment by such Person as consignor unless the provisions of clause (h) hereof are complied with to the satisfaction of Agent;

(k)  any Inventory that is not reflected in a current perpetual inventory report of such Person;

(l)  any Inventory for which reclamation rights have been asserted by the seller; and

(m)  any Inventory that contains or bears any intellectual property rights licensed to such Person unless Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

In no event shall the aggregate amount of Eligible Inventory attributable to slow moving Inventory of Borrowers (i.e., Inventory aged in excess of one (1) year but less than two (2) years old ) included in the calculation of the Borrowing Base exceed the US Dollar Equivalent of $5,000,000.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent based on either: (iv) an event, condition or other circumstance arising after the date hereof, or (v) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the determination of Agent.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.48  “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is an Approved Fund and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent; provided, that, (i) in the case of the approval of clauses (c) and (d) above, unless an Event of Default has occurred and is continuing a the time any assignment is effected hereunder, Administrative Borrower shall have the right to approve such assignments, such approval not to be unreasonably withheld, conditioned or delayed by Borrower and such approval shall be deemed to have been given by Administrative Borrower if no objection from Administrative Borrower is received by the assigning Lender an d Agent within three (3) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to the Administrative Borrower, (ii) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.49  “Environmental Laws” shall mean all foreign, Federal, State, and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, injunctions or agreements between any Borrower, Guarantor, or any Subsidiary and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials as now or may at any time be in effect during the term of this Agreement.

1.50  “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned, leased or licensed and including embedded software that is licensed as part of such computer equipment), rolling stock, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.51 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s equity interests or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of equity interests of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of equity interests of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.52  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.53  “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.54  “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $5,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $5,000,000.

1.55  “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.56  “Euros” and “€” shall mean the lawful currency of the European Union issued by the European System of Central Banks and the European Central Bank.

1.57  “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 12.1 hereof.

1.58  “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.59  “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York time, on the date on which any such conversion of currency is to be made under this Agreement.

1.60  “Excluded Property” shall have the meaning set forth in Section 5.3(b) hereof.

1.61  “Existing Lenders” shall mean the lenders to US Borrowers listed on Schedule 1.61 hereto (and including Citibank, N.A in its capacity as agent for such lenders.) and their respective predecessors, successors and assigns.

1.62  [Reserved]

1.63  “Extended Payment Term Account” shall mean an Account with a stated original due date of one hundred twenty (120) days or more after the date of the original invoice date of such Account but not more than one hundred fifty (150) days after the date of the original invoice date of such Account.

1.64  “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

1.65  “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors, and Agent, setting forth certain fees payable by Borrowers to Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.66  “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to Consolidated EBITDA of any Person and its Subsidiaries, on a consolidated basis, for the immediately preceding twelve (12) consecutive fiscal months as of the end of the most recent month for which Agent has received financial statements pursuant to Section 9.6 (a) hereof, to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.67  “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash, plus (b) all principal payments of Indebtedness for borrowed money, and payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any acquisition (including a Permitted Acquisition) or sale or other disposition of assets (including a Permitted Disposition)) and Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) the amount of Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by Indebtedness permitted hereunder for such purpose, plus (d) all taxes paid by such person and its Subsidiaries in cash during such period, plus (e) all dividends, distributions, repurchases and redemptions in respect of Equity Interests paid by such Person and its Subsidiaries during such period in cash, plus (f) the amount of all restructuring charges approved by Agent and included in the calculation of Consolidated EBITDA pursuant to clause (vii) of Section 1.33 hereof;

1.68  “Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States of America or any state thereof.

1.69  “GAAP” shall mean in respect of the UK Borrowers, the generally accepted accounting principles in the United Kingdom as in effect from time to time, in respect of the Singapore Borrowing Base Guarantors, the generally accepted accounting principles in Singapore as in effect from time to time and in respect of the US Borrowers, the generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, provided, that, in the event of any change in GAAP after the date hereof that affects the covenant in Section 11.1 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders.  Administrative Borrower shall deliver to Agent and upon Agent’s request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

1.70  “Goods” means all Inventory, produce, stock and/or other goods and in respect of which an UK Letter of Credit has been issued.

1.71  “Governmental Authority” shall mean the government of the United States of America, United Kingdom, Singapore, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

1.72  “Guarantors” shall mean, collectively, the following (together with their respective successor and assigns): (a) US Guarantors and (b) UK Guarantors; each sometimes being referred to herein individually as a “Guarantor”.

1.73  “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

1.74  “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.75  “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) entered into for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.76  “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all obligations in respect of Capital Leases of such Person, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is ninety-one (91) days after the Maturity Date and other Disqualified Equity Interests, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness).

1.77  “Information Certificate” shall mean, collectively, the Information Certificate of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with this Agreement and the other Loan Documents and the financing arrangements provided for herein.

1.78  “Insolvency Regulation” shall mean the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

1.79  “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the UK Intellectual Property Office, the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.80  “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately three (3) months duration, as  any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable London Interbank Offered Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.81  “Interest Rate” shall mean,

(a)  Subject to clause (b) of this definition below:

(i)        as to Base Rate Loans and Swing Line Loans, a rate equal to then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii)        as to Eurodollar Rate Loans, a rate equal to then Applicable Margin for Eurodollar Rate Loans on a  per annum basis in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower (or by Administrative Borrower on behalf of such Borrower), as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).

(b)  Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the rates set forth in clause (a) above, at Agent's or Required Lenders’ option, without notice, (i)  either (A) for the period on and after the date of termination of the Commitments hereunder until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Loans to US Borrower at any time outstanding in excess of the lesser of the  US Borrowing Base or the US Loan Limit and on the Loans to UK Borrowers at any time outstanding in excess of the lesser of the UK Borrowing Base or the UK Loan Limit (whether or not such excess(es) arise or are made with or without Agent's or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.82  “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.83  “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

1.84  “Investment” shall have the meaning set forth in Section 10.4 hereof.

1.85  “Issuing Bank” shall mean Wells Fargo.

1.86  “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 16.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.87  “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.88  “Letter of Credit Limit” shall mean US Dollar Equivalent of $20,000,000.

1.89  “Letter of Credit Obligations” shall mean, at any time, collectively, (a) all US Letter of Credit Obligations and (b) all UK Letter of Credit Obligations.

1.90  “Letters of Credit” shall mean letters of credit, denominated in US Dollars (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

1.91  “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.92  “Loan Documents” shall mean, collectively, this Agreement, the UK Loan Documents, the Singapore Loan Documents and all notes, guarantees, security agreements, hypothecs, mortgages, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Loan Documents shall not include Hedge Agreements.

1.93  “Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

1.94  “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.

1.95  “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBOR01 Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates.  In the event that such rate is not available at such time for any reason, then the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Interest Period are offered by the principal London office of Wells Fargo, in immediately available funds in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.

1.96  “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value (taken as a whole);  (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Loan Documents as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Loan Documents.

1.97  “Material Contract” shall mean any contract or other agreement (other than the Loan Documents and Hedge Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably expected to have a Material Adverse Effect.

1.98  “Maturity Date” shall mean June 28, 2014.

1.99  “Maximum Credit” shall mean the amount of $80,000,000 (subject to increase as provided in Section 2.5 hereof).

1.100  “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

1.101  “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

1.102  “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.103  “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries in respect of any sale, lease, license, exchange, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests or Indebtedness, in each case net of the reasonable and customary direct costs relating to such sale, lease, license, exchange, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien (other than a lien created under the Loan Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

1.104  “Net Recovery Percentage” shall mean, at any time, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the projected recovery in respect of the Inventory  at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3 hereof, net of estimated liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.105  “Nippon” shall mean, Nippon Industries Co. Ltd, a corporation organized under the laws of Japan, and its successors and assigns.

1.106  “Nippon License Agreement” shall mean the Agreement, dated September 1, 2000, by and between Nippon, as licensor, and Parent, as licensee, with respect to the license of the "NIC" trademark, as amended, modified or extended, from time to time, in accordance with the terms thereof.

1.107  “Non-US Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America and which has substantially all of its assets and operations in a jurisdiction outside the United States of America, including without limitation the UK Borrowers, Singapore Borrowing Base Guarantors and the other subsidiaries of Parent listed on Schedule 1.107 hereof; sometimes being referred to herein collectively as “Non-US Subsidiaries”.

1.108 “NU Germany” shall mean, Nu Horizons Electronics GmbH, a limited liability company organized under the laws of Germany, and its successors and assigns.

1.109  “Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Loan Documents or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the Bankruptcy Code, or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.7 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wells Fargo and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor on or after the date hereof, and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 14.1, 14.2, 14.3(b), 14.6, 14.7, 14.9, 14.12 and 16.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.110  “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.111  “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction (including the United Kingdom and Singapore), and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents

1.112  “Parent” shall mean Nu Horizons Electronics Corp., a Delaware corporation, and its successors and assigns.

1.113  “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 16.7 of this Agreement governing participations.

1.114  “Participant Register” shall have the meaning set forth in Section 6.4(b) hereof.

1.115  “Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001).

1.116  “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.117  “Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

1.118  “Permits” shall have the meaning set forth in Section 8.7 hereof.

1.119  “Permitted Acquisitions” shall mean the purchase by any US Borrower (or through a direct wholly-owned subsidiary formed by such US Borrower for the purpose of making such acquisition, provided, that, the conditions set forth in Section 9.10 hereof have been satisfied as to the US Borrower and the subsidiary to formed) after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Equity Interests of a Person (such assets or Person being referred to herein as the “Acquired Business”) in one or a series of transactions that satisfies each of the following conditions as determined by Agent:

(a)  as of the date of such acquisition and the date of any payment in respect thereof (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment), and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(b)  the daily average of the US Excess Availability for the period of sixty (60) consecutive days immediately preceding the date of such acquisition or payment shall be not less than the amount equal to twenty (20%) percent of the US Loan Limit and in each case after giving effect to the making of any such acquisition or payment in respect thereof (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment), on a pro forma basis using the US Excess Availability as of the date of the most recent calculation of the US Borrowing Base immediately prior to any such acquisition or payment, US Excess Availability shall be not less than such amount (but taking into account any new assets to be included in the US Borrowing Base to the extent that such assets have been the subject of a field examination, the results of which are satisfactory to Agent (and subject to such additional criteria or reserves as Agent may determine in connection with such new assets);

(c)  not less than seven (7) Business Days prior to the date of such acquisition, Agent shall have received updated projections (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected US Borrowing Base and US Excess Availability) for Parent and its Subsidiaries on such basis whether monthly, quarterly, or annually as Agent may specify, for the twelve (12) month period after the date of such acquisition, all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projections show, on a pro forma basis after giving effect to the incurring of such Indebtedness that (i) the Fixed Charge Coverage Ratio is at all times equal to or greater than 1.10 to 1.00 during such period and (ii) minimum US Excess Availability at all times during such period of not less than twenty (20%) percent of the US Loan Limit;

(d)  the Acquired Business shall be an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in on date hereof;

(e)  the Acquired Business shall be located in the United States, United Kingdom or Singapore to the extent Administrative Borrower desires to include the Acquired Business assets in the calculation of either the US Borrowing Base or the UK Borrowing Base, as the case may be, except as otherwise agreed to by Agent and all Lenders;

(f)  in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person to be acquired shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;

(g)  Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, including (i) the parties to such acquisition, (ii) the proposed date and amount of the acquisition, (iii) a description of the assets or shares to be acquired, (iv) the total purchase price and other consideration for the assets to be purchased (and the terms of payment of such purchase price), and (v) a summary of the due diligence undertaken by the applicable Borrowers and Guarantors in connection with such acquisition;

(h)  Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition;

(i)  Agent shall have received all documents required to be delivered pursuant to Section 9.10 hereof;

(j)  the aggregate amount of consideration (which shall include the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder or such lesser amount as Agent may agree), deferred payments, or Equity Interests, net of the applicable Acquired Business’ cash (including Cash Equivalents) balance as of the date of the acquisition) to be paid, issued or delivered in connection with any such Permitted Acquisition in any fiscal year shall not exceed the US Dollar Equivalent of $5,000,000; and

(k)  Agent shall have received a certificate of a the chief executive officer, chief financial officer, controller or other appropriate financial officer of Administrative Borrower certifying on behalf of Borrowers to Agent and Lenders that such transaction complies with this definition.

Notwithstanding anything to the contrary contained herein, if Administrative Borrower requests that any assets acquired pursuant to any acquisition be included in the Borrowing Base, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent before such assets may be included.  Any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts or Eligible Inventory set forth herein are satisfied with respect thereto (or such other or additional criteria as Agent may, at its option, establish with respect thereto, and subject to such Reserves as Agent may establish in connection with the Acquired Business), and, if requested by Agent, in the case of Eligible Inventory acquired pursuant to a Permitted Acquisition to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.3 hereof.

1.120  “Permitted Dispositions” shall mean each of the following:

(a)  sales of Inventory in the ordinary course of business;

(b)  the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree (provided, that, in no event shall references to the term Equipment in this clause (b) be construed to include any Equipment that is Inventory);

(c)  the issuance and sale by any Borrower or Guarantor of Equity Interests of such Borrower or Guarantor (other than Disqualified Equity Interests) after the date hereof; provided, that, (i) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 10.5 hereof, (ii) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (iii) on and after a Cash Dominion Event and for so long as the same is continuing, all of the Net Cash Proceeds of the sale and issuance of such Equity Interests shall be paid to Agent for application to the Obligations in accordance with Section 6.7(a) hereof (but without a permanent reduction in Commitments) and (iv) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(d)  the issuance of Equity Interests of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(e)  the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Borrower, Guarantor or their Subsidiaries and does not appear on is or otherwise not affixed to or incorporated in any Inventory or necessary in connection with the Records and does not have any material value; provided, that, as of the date of such abandonment or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(f)  any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 10.5 or Permitted Investment permitted under Section 10.4; and

(g)  the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrowers and Guarantors.

1.121  “Permitted Investments” shall mean each of the following:

(a)  Investments consisting of accounts receivables owing to any Borrower or Guarantor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(b)  the endorsement of instruments for collection or deposit in the ordinary course of business;

(c)  investments in cash or Cash Equivalents, provided, that, (i) at any time on and after a Cash Dominion Event and for so long as the same is continuing, no Loans are then outstanding; except that the limitation in this clause (i) shall not apply to (A) funds held in deposit accounts that are not required to be subject to Deposit Account Control Agreements as provided in Section 6.6 hereof and (B) deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and which may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(d)  deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(e)  obligations under Hedge Agreements permitted under Section 10.3(g) hereof;

(f)  the existing Investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments (other than payments of amounts owing from any Borrower to any other Guarantor or Borrower in respect of trade accounts payable, provided, that, amounts owing in respect of such trade payables are consistent with the current practices of such Borrower, Guarantor or Subsidiary of Parent as of the date hereof) to or in or for the benefit of any of such Subsidiaries;

(g)  loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $500,000 in the aggregate at any time outstanding for:  (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(h)  stock or obligations issued to Parent or its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent or its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Parent or its Subsidiaries as Agent may request;

(i)  obligations of account debtors to Parent or its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent or its Subsidiaries; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(j)  the loans and advances made by any Borrower or Guarantors to any other Borrower or Guarantor or Subsidiary of Parent outstanding as of the date hereof as set forth on Schedule 10.4 to the Information Certificate;

(k)  Investments (for purposes of this Section 1.121, amounts owing from any Borrower to any other Guarantor or Borrower in respect of trade accounts payable shall not be deemed a loan or other Investment; provided, that, amounts owing in respect of such trade accounts payable are consistent with the current practices of such Borrower, Guarantor or other Subsidiary of Parent as of the date hereof) by a Borrower or Guarantor to another Borrower or Guarantor, in each case made after the date hereof; provided, that,

(i)  as to all of such Investments,

(A)  the Indebtedness arising pursuant to any loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require,

(B)  as of the date of any loan or such other Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(C)  as of the date of any loan or other Investment from any such Person to such other Person and after giving effect thereto, the Person making such loan or other Investment shall be Solvent;

(ii)   as to all such Investments made by any US Borrower or any US Loan Party to another US Loan Party,  the conditions set forth in clause (i) immediately above are satisfied,

(iii)   as to all such Investments made by any US Borrower or US Loan Party to a UK Loan Party or a Singapore Loan Party,

(A)  as of the date of any such Investment and after giving effect thereto, the daily average of the US Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such Investment shall be not less than the amount equal to thirty (30%) percent of the US Loan Limit (in each case after giving effect to the making of any such Investment, on a pro forma basis using the US Excess Availability as of the date of the most recent calculation of the US Borrowing Base),

(B)  immediately prior to the making of such Investment and after giving effect thereto, US Excess Availability (in each case after giving effect to the making of any such Investment, on a pro forma basis using the US Excess Availability as of the date of the most recent calculation of the US Borrowing Base) shall be not less than the amount equal to thirty (30%) percent of the US Loan Limit; and

(C)   the aggregate principal amount of all such Investments at any time outstanding shall not exceed the US Dollar Equivalent of $3,000,000;

(iv)  as to all Investments made by any UK Borrower or any other UK Loan Party to any Singapore Borrowing Base Guarantor with the proceeds of UK Tranche B Loans,

(A)  such Investments shall be loans only and not equity investments and shall be made as otherwise required and in accordance with Sections 6.9(b) and (c) hereof, and

(B)  such intercompany loans shall be immediately repaid by the Singapore Borrowing Base Guarantors at any time that the aggregate outstanding principal amount of UK Tranche B Loans and UK Tranche B Letter of Credit Obligations exceeds the lesser of the UK Tranche B Borrowing Base or UK Tranche B Loan Limit;

(v)  as to all such Investments made by any UK Borrower or any other UK Loan Party to any Borrower or Guarantor except as otherwise provided in clause (iv) above,

(A)  such Investments shall not be made with the proceeds of UK Tranche B Loans,

(B)  as of the date of any such Investment and after giving effect thereto, the daily average of the UK Tranche A Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such Investment shall be not less than $2,500,000 (in each case after giving effect to the making of any such Investment, on a pro forma basis using the UK Tranche A Excess Availability as of the date of the most recent calculation of the UK Tranche A Borrowing Base),

(C)   immediately prior to the making of such Investment and after giving effect thereto, UK Tranche A Excess Availability (in each case after giving effect to the making of any such loan, on a pro forma basis using the UK Tranche A Excess Availability as of the date of the most recent calculation of the UK Tranche A Borrowing Base) shall be not less than $2,500,000; and

(D)   the aggregate principal amount of all such Investments (when taken together with Permitted Investments made by any UK Borrower or any other UK Loan Party permitted pursuant to clauses (l) and (m) below) shall not exceed $2,000,000 at any time;

(vi)  as to all Investments made by any Singapore Borrowing Base Guarantor to any Borrower or Guarantor,

(A)  as of the date of any such Investment and after giving effect thereto, the daily average of the UK Tranche B Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such Investment shall be not less than $3,600,000 (in each case after giving effect to the making of any such Investment, on a pro forma basis using the UK Tranche B Excess Availability as of the date of the most recent calculation of the UK Tranche B Borrowing Base),

(B)  immediately prior to the making of such Investment and after giving effect thereto, UK Tranche B Excess Availability (in each case after giving effect to the making of any such loan, on a pro forma basis using the UK Tranche B Excess Availability as of the date of the most recent calculation of the UK Tranche B Borrowing Base) shall be not less than $3,600,000; and

(C)  the aggregate principal amount of all such loans or other Investments made to such Persons (when taken together with Permitted Investments made by any Singapore Borrowing Base Guarantor permitted pursuant to clauses (l) and (m) below) shall not exceed the US Dollar Equivalent of $2,000,000 at any time; and

(vii)  as to all loans by any Guarantor to any Borrower,

(A)  the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions  reasonably acceptable to Agent,

(B)   promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and

(C)   no Borrower or Guarantor shall, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of then current term of this Agreement, except for loans made by UK Loan Parties to Singapore Borrowing Base Guarantors as provided for above  and as Agent may hereafter otherwise specifically agree;

(l)  Investments by any Borrower or Guarantor to any Subsidiary of Parent (which is not either (i) a  Borrower or Guarantor (which Investments may only be made pursuant to clause (k) above or (ii) NU Germany which Investments may be made pursuant to clause (m) below) made after the date hereof, provided, that, as of the date of such Investment and after giving effect thereto (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the aggregate amount of all such Investments during the term of this Agreement shall not exceed the US Dollar Equivalent of $2,000,000, (iii) as of the date of any loan or other Investment from any such Person to such other Person and after giving effect thereto, the Person making such loan or other Investment shall be Solvent; and (iv) in the case of such Investments made by any UK Borrower such Investments are not made with the proceeds of UK Tranche B Loans;

(m)  Investments in the form of intercompany loans made by a Borrower or Guarantor to NU Germany made after the date hereof, provided, that, as of the date of such Investment and after giving effect thereto (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the aggregate amount of all such Investments during any calendar year during the term of this Agreement shall not exceed the US Dollar Equivalent of $2,000,000, (iii) as of the date of any loan or other Investment from any such Person to NU Germany and after giving effect thereto, the Person making such loan or other Investment shall be Solvent; (iv) (A) if such loan is being made by a US Loan Party, as of the date of any such Investment and after giving effect thereto, the daily average of the US Excess Availability on the date of and after giving effect to such Investment shall be not less than $10,000,000, (B) if such loan is being made by a UK Loan Party, as of the date of any such Investment and after giving effect thereto, the daily average of the UK Tranche A Excess Availability on the date of and after giving effect to such Investment shall be not less than $3,000,000, and (C) if such loan is being made by a Singapore Loan Party, as of the date of any such Investment and after giving effect thereto, the daily average of the UK Tranche B Excess Availability on the date of and after giving effect to such Investment shall be not less than $3,000,000, (in each case after giving effect to the making of any such Investment, on a pro forma basis using the US Excess Availability, UK Tranche A Excess Availability or UK Tranche B Excess Availability, as the case may be, as of the date of the most recent calculation of the applicable Borrowing Base), and (iv) in the case of such Investments made by any UK Borrower or other UK Loan Party such Investments are not made with the proceeds of UK Tranche B Loans;

(n)  as to any Investments that give rise to the issuance of any Equity Interests, such issuance is otherwise permitted hereunder;

(o)  Investments in stock, securities and other assets of Persons which qualify as a Permitted Acquisition;

(p)  the purchase, after the date hereof, by Parent of not more than an aggregate of the US Dollar Equivalent $4,000,000 during the term of this Agreement, of minority interests existing as of the date hereof in any Borrower’s or Guarantor’s Foreign Subsidiaries pursuant to and in accordance with the terms of the shareholder agreements of such Foreign Subsidiaries; and

(q)  the loans and advances not otherwise permitted hereunder and set forth on Schedule 10.4 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

1.122  “Permitted Liens” shall mean:

(a)  the security interests and liens of Agent for itself and the benefit of Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b)  liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary of Parent, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c)  non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary of Parent’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrowers and Guarantors taken as a whole and do not materially impair the use thereof in the operation of Borrowers and Guarantors taken as a whole, (ii) such liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary of Parent, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d)  zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)  purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property arising after the date hereof to secure Indebtedness permitted under Section 10.3(b) hereof;

(f)  pledges and deposits of cash by any Borrower, Guarantor or Subsidiary of Parent after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower, Guarantor or Subsidiary of Parent as of the date hereof;

(g)  pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h)  liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary of Parent located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower, Guarantor or Subsidiary of Parent and the precautionary UCC financing statement filings in respect thereof;

(i)  statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary of Parent at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations);

(j)  judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(k)  leases or subleases of Real Property granted by any Borrower or Guarantor in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon; and

(l)  the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not otherwise permitted under the other clauses of this definition and any security interests and liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and liens to the extent permitted under Section 10.3(j) hereof.

1.123  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), company, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.124  “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

1.125  “Priority Payables” shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Accounts or Eligible Inventory of such Borrower or Guarantor under Federal, State, county, district, municipal, or local law in the United Kingdom or Singapore or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes (including claims for debts due to UK Inland Revenue (including any taxes or capital gains payable by an administrator with respect to the assets of UK Borrower or UK Guarantors) or UK Customs and Excise), wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, claims listed in Schedule 6 to the Insolvency Act of 1986 of England and Wales (as amended by the Enterprise Act of 2002 of England and Wales), and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory of such Borrower which Agent, considers is or may be subject to retention of title or Romalpa provisions by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of the United Kingdom or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

1.126  “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, Swing Line Loans, Special Agent Advances and Letter of Credit Obligations.

1.127  “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.128  “Quarterly Average Consolidated Excess Availability” shall mean, for any three (3) month period commencing on the first day of the month of such period, the daily average of the Consolidated Excess Availability for such period.

1.129  “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.130  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or  (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.131  “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.132  “Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(j) hereof.

1.133  “Register” shall have the meaning set forth in Section 6.4(a) hereof.

1.134  “Required Lenders” shall mean (a) at any time that there are less than three (3) unaffiliated Lenders, all Lenders; and (b) at any time there are three (3) or more unaffiliated Lenders, at least two (2) unaffiliated Lenders whose Pro Rata Shares aggregate more than fifty percent (50%) of the aggregate Commitments of all Lenders, or, if the Commitments have been terminated, Lenders to whom more than fifty percent (50%) of the then outstanding Loans and participation interests in other Obligations are owing..

1.135  “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith, reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its good faith discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.3 hereof or(d) in respect of any Default or an Event of Default.  Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following: (i) inventory shrinkage,  (ii) dilution with respect to Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (iii) retainage, (iv) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (v) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent and amounts due or to become due in respect of sales, use and/or withholding taxes, (vi) Priority Payables, (vii) any rental payments, service charges or other amounts due or to become due to owners or lessors of real property to the extent Inventory, or Records are located in or on such property or in the possession or control of such parties or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), provided, that, (A) the Reserves established pursuant to this clause (viii) as to leased locations shall not exceed at any time the aggregate of amounts payable to the lessors of such locations for the next three (3) months, and (B) such limitation shall not apply at any time that there is a default or event of default under the applicable lease or other applicable agreement or a Default or Event of Default hereunder, (viii) any rental payments, service charges or other amounts due or to become due to lessors of personal property; (ix) any amounts owing to vendors in possession of Inventory of a Borrower, (x) an increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory, (xi) variances between the inventory records of Borrowers and the results of the physical counts of Inventory, (xii) preferential claims having priority over a floating charge pursuant to Section 328 of the Companies Act, Chapter 50 of Singapore, (xiii) UK Priority Claims, (xiv) fluctuations in the Exchange Rate of Pounds Sterling, Euros, and Singapore Dollars into US Dollars so long as there are Eligible Accounts denominated in those currencies or Eligible Inventory of UK Borrowers is included in the UK Borrowing Base, and (xv) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider as Agent has determined is necessary or appropriate to establish (based upon the Bank Product Provider’s reasonable determination of its credit exposure to any Borrower and its Subsidiaries in respect of such Bank Products) in respect of Bank Products then provided or outstanding to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and Agent may, at its option, at any time deduct such Reserve from the Maximum Credit, the US Loan Limit or the UK Loan Limit, as applicable at any time that the amount of the Borrowing Base is greater than the amount of the Maximum Credit, the amount of the US Borrowing Base is greater than the US Loan Limit or the UK Borrowing Base is greater than the UK Loan Limit, as the case may be.  Agent shall promptly provide Administrative Borrower with notice of the establishment of any Reserve or any material change in the amount of any Reserve, provided, that, the failure to provide any such notice shall not limit Agent’s rights to establish or change any such Reserves.

1.136  “Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing, and (b) the payment by Parent or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Parent or such Subsidiary.

1.137  “Revolving Loans” shall mean, collectively, US Revolving Loans and UK Revolving Loans.

1.138  “S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

1.139  “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

1.140  “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

1.141  “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) each Issuing Bank and (d) any Bank Product Provider; provided, that, as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider, such parties are sometimes referred to herein individually as a “Secured Party”.

1.142  “Security Interests” means a mortgage, charge, pledge, lien, or other security interest securing any obligation of any Person or any other agreement or arrangement in any jurisdiction having a similar effect.

1.143  “Settlement Period” shall have the meaning set forth in Section 6.13 hereof.

1.144  “Share Mortgages” shall mean, collectively, (a) the UK Share Mortgages and (b) the Singapore Share Charges.

1.145  “Singapore Borrowing Base Guarantors” shall mean, collectively, (together with their respective successors and assigns): (a) Nu Horizons Asia, (b) NIC Asia, and (c) any other Person, organized under the laws of Singapore that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Obligations of UK Borrowers or who is the owner of any property which is security for the Obligations of UK Borrowers, and whose Accounts are to be included in the UK Tranche B Borrowing Base; each sometimes being referred to herein individually as a “Singapore Borrowing Base Guarantor”.

1.146  “Singapore Debentures” shall mean, collectively, (a) the debenture, dated on or about the date hereof, by and between Nu Horizons Asia and Agent, as amended, modified, supplemented, extended, renewed, restated or replaced, (b) the debenture, dated on or about the date hereof, by and between NIC Asia and Agent, as amended, modified, supplemented, extended, renewed, restated or replaced and (c) the debenture, dated on or about the date hereof, by and between TSA and Agent, as amended, modified, supplemented, extended, renewed, restated or replaced.

1.147  “Singapore Loan Documents” shall mean, collectively, (a) the Singapore Debentures, (b) the Singapore Share Charges, and (c) all other agreements, documents and instruments which are governed by the laws of Singapore now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement.

1.148  “Singapore Loan Parties” shall mean, collectively, the Singapore Borrowing Base Guarantors and any other Loan Party incorporated in Singapore, and “Singapore Loan Party” shall mean any one of them.

1.149  “Singapore Share Charges” shall mean, collectively, the following (each as amended, modified, supplemented, extended, renewed, restated or replaced from time to time): (a) the Share Charge (UK), dated on or about the date hereof, by Parent in favor of Agent over the issued share capital of Nu Horizons Asia to secure the Obligations of the UK Loan Parties and the guarantee by Parent of the Obligations of the UK Loan Parties (but in no event any of the Obligations of any of the US Loan Parties), (b) the Share Charge (US), dated on or about the date hereof, by Parent in favor of Agent over not more than sixty-five (65%) percent of the issued share capital of Nu Horizons Asia in respect of the Obligations of US Loan Parties and the guarantee by Parent of the Obligations of the US Loan Parties, (c) the Share Charge (UK), dated on or about the date hereof, by Parent in favor of Agent over the issued share capital of NIC-Asia in respect of the Obligations of the UK Loan Parties and the guarantee by Parent of the Obligations of the UK Loan Parties (but in no event any of the Obligations of any of the US Loan Parties), (d) the Share Charge (US), dated on or about the date hereof, by Parent in favor of Agent over not more than sixty-five (65%) percent of the issued share capital of NIC Asia in respect of the Obligations of US Loan Parties and the guarantee by Parent of the Obligations of the US Loan Parties, (e) the Share Charge (UK), dated on or about the date hereof, by Parent in favor of Agent over the issued share capital of TSA in respect of the Obligations of the UK Loan Parties and guarantee by Parent of the Obligations of the UK Loan Parties  (but in no event any of the Obligations of any of the US Loan Parties) and (f) the Share Charge (US), dated on or about the date hereof, not more than sixty-five (65%) percent of the issued share capital of TSA in respect of the Obligations of US Loan Parties and the guarantee by Parent of the Obligations of the US Loan Parties.

1.150  “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.151  “Special Agent Advances” shall have the meaning set forth in Section 14.11 hereof.

1.152  “Subordinated Debt” shall mean any Indebtedness of a Borrower or Guarantor that is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and subject to such other terms and conditions as Agent may require reasonably with respect thereto.

1.153  “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.154  “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds (66.67%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than sixty-six and two-thirds (66.67%) percent of the then outstanding Obligations are owing.

1.155  “Swing Line Lender” shall mean, as to US Swing Line Loans and UK Swing Line Loans, WFCF.

1.156  “Swing Line Loan Limit” shall mean the sum of the UK Swing Line Loan Limit and the US Swing Line Loan Limit.

1.157  “Swing Line Loans” shall mean, collectively, UK Swing Line Loans and US Swing Line Loans.

1.158  “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent, Issuing Bank or any Lender, (a) such taxes (including income taxes, franchise taxes, branch profits or capital taxes) as are imposed on or measured by Agent’s, such Issuing Bank’s, or such Lender’s net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction or political subdivision thereof and (b) all interest and penalties imposed on Agent, such Issuing Bank or such Lender with respect to the taxes described in clause (a) above.

1.159  “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.160  “UK Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) NEE-UK, (b) NIC-UK and (c) any Person that at any time after the date hereof becomes party to the Loan Documents as a “UK Borrower”, each sometimes being referred to herein individually as a “UK Borrower”.

1.161  “UK Borrowing Base” shall mean, at any time, as to UK Borrowers, the sum of the UK Tranche A Borrowing Base and the UK Tranche B Borrowing Base.

1.162  “UK Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of UK Borrowers pursuant to Section 2 hereof.

1.163  “UK Guarantors” shall mean, collectively (together with their respective successors and assigns): (a)  UK Borrowers, (b) US Borrowers, (c) Singapore Borrowing Base Guarantors, (d) TSA, (e) TSE, (f) NU-UK, and (g) any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Obligations of UK Borrowers or who is the owner of any property which is security for the Obligations of UK Borrowers, together with their respective successors and assigns; each sometimes being referred to herein individually as a “UK Guarantor”.

1.164  “UK Group” shall mean, collectively, the UK Loan Parties and their Subsidiaries and “UK Group Company” shall mean any one of them.

1.165 “UK Letter of Credit Limit” shall mean the US Dollar Equivalent of $5,000,000

1.166  “UK Letter of Credit Obligations” shall mean, at any time, the sum of (a) UK Tranche A Letter of Credit Obligations and (b) UK Tranche B Letter of Credit Obligations.

1.167  “UK Letters of Credit ”shall mean collectively, UK Tranche A Letters of Credit and UK Tranche B Letters of Credit.

1.168  “UK Loan Documents” shall mean, collectively, all of the agreements set forth on Schedule 1.168 hereto.

1.169  “UK Loan Limit” shall mean $20,000,000, as the same may be increased pursuant to Section 2.5 hereof.

1.170  “UK Loan Parties” shall mean, collectively, the UK Borrowers and any other Loan Party incorporated in England and Wales, and “UK Loan Party” shall mean any one of them.

1.171  “UK Loans” shall mean, collectively, UK Revolving Loans and UK Swing Line Loans.

1.172  “UK Payment Account” shall mean the UK Tranche A Loan Payment Account or the UK Tranche B Loan Payment Account, as the context requires.

1.173  “UK Priority Claims” shall mean with respect to each UK Borrower, (a) sums which are due by way of contributions to occupational pension schemes and state scheme premiums; (b) unpaid remuneration of employees in respect of the 4-month period prior to insolvency, subject to the maximum cap provided under applicable law (currently as at the date hereof £800 per employee) together with any amount owed in respect of accrued holiday; (c) with respect to each UK Borrower, an amount equal to the aggregate of (i) fifty (50%) percent of the first £10,000 in value of Eligible Accounts of such UK Borrower and Eligible Inventory of such UK Borrower (taken together) and (ii) twenty (20%) percent of the value of Eligible Accounts of such UK Borrower and Eligible Inventory of such UK Borrower (taken together) above £10,000, subject to a cap for this sub-clause (c) of £600,000 per each UK Borrower; and (d) the expenses of any administration or winding-up.

1.174  “UK Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender to UK Borrowers on a revolving basis pursuant to the UK Credit Facility (involving advances, repayments and readvances), whether UK Tranche A Loans or UK Tranche B Loans, as set forth in Section 2.1 hereof.

1.175  “UK Share Mortgages” shall mean, collectively, the following (each as amended, modified, supplemented, extended, renewed, restated or replaced from time to time): (a) the Mortgage over securities (UK), dated on or about the date hereof, by Parent in favor of Agent over the issued share capital of NU-UK, TSE and NIC-UK to secure the Obligations of the UK Loan Parties and the guarantee by Parent of the Obligations of the UK Loan Parties (but in no event any of the Obligations of any of the US Loan Parties) and (b) the Mortgage over securities (US), dated on or about the date hereof, by Parent in favor of Agent over not more than sixty-five (65%) percent of the issued share capital of NU-UK, TSE and NIC-UK in respect of the Obligations of US Loan Parties and the guarantee by Parent of the Obligations of the US Loan Parties.

1.176  “UK Swing Line Loan Limit” shall mean the $2,000,000.

1.177  “UK Swing Line Loans” shall mean loans now or hereafter made by Swing Line Lender to UK Borrowers on a revolving basis pursuant to the UK Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.2 hereof.

1.178  “UK Tranche A Borrowing Base” shall mean, at any time, as to UK Borrowers, the amount equal to:

(a)  the amount equal to the sum of:

(i)  the amount equal to eighty-five (85%) percent of the Eligible Accounts of UK Borrowers, plus

(ii) the lesser of (A) $4,000,000, (B) the amount equal to forty (40%) percent multiplied by the Value of Eligible Inventory of UK Borrowers or (C) eighty-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory of UK Borrowers multiplied by the Value thereof, minus

(b)  Reserves attributable to UK Borrowers.

1.179  “UK Tranche A Excess Availability” shall mean the amount, calculated at any date, equal to: (a) the lesser of:  (i) the UK Tranche A Borrowing Base and (ii) UK Tranche A Loan Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the UK Tranche A Loans and outstanding UK Tranche A Letter of Credit Obligations and (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of UK Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by any UK Borrower in good faith).

1.180  “UK Tranche A Letters of Credit ” shall mean Letters of Credit issued by Issuing Bank for the account of the UK Borrowers based on the UK Tranche A Borrowing Base.

1.181  “UK Tranche A Letter of Credit Limit” shall mean the US Dollar Equivalent of $2,000,000.

1.182  “UK Tranche A Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all UK Tranche A Letters of Credit issued for the account of UK Borrowers in respect of the UK Tranche A Borrowing Base outstanding at such time, plus (b) the aggregate amount of all drawings under such UK Tranche A Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in such Letters of Credit issued for the account of any UK Borrower as provided in Section 2.3 hereof for which UK Borrower has not at such time reimbursed Lenders, whether by way of a Revolving Loan or otherwise.

1.183  “UK Tranche A Loan Limit” shall mean the US Dollar Equivalent of $8,000,000, as the same may be increased pursuant to Section 2.5 hereof.

1.184  “UK Tranche A Loan Payment Account” shall mean Account No: 5000000030305 of Agent at Wells Fargo, ABA No: 053000219, For Credit to: Wachovia Capital Finance Corporation (New York) Re: UK Nu Horizons Tranche A Loans or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the UK Tranche A  Loan Payment Account for purposes of this Agreement and the other Loan Documents; only payments in respect of the Obligations of UK Borrowers in respect of UK Tranche A Loans and UK Tranche A Letter of Credit Obligations shall be made to the UK Tranche A Loan Payment Account.

1.185  “UK Tranche A Loans” shall mean UK Revolving Loans made to the UK Borrowers based on the UK Tranche A Borrowing Base.

1.186  “UK Tranche B Borrowing Base” shall mean, at any time, as to UK Borrowers, the amount equal to

(a)  amount equal to seventy (70%) percent of the Eligible Accounts of Singapore Borrowing Base Guarantors, minus

(b)  Reserves attributable to Singapore Borrowing Base Guarantors.

1.187  “UK Tranche B Excess Availability” shall mean the amount, calculated at any date, equal to: (a) the lesser of:  (i) the UK Tranche B Borrowing Base and (ii) UK Tranche B Loan Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the UK Tranche B Loans and outstanding UK Tranche B Letter of Credit Obligations and (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Singapore Borrowing Base Guarantors which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by any Singapore Borrowing Base Guarantor in good faith.

1.188  “UK Tranche B Letters of Credit ” shall mean Letters of Credit issued by the Issuing Bank for the account of the UK Borrowers and for the benefit of a Singapore Borrowing Base Guarantor based on the UK Tranche B Borrowing Base.  All UK Tranche B Letters of Credit, except as set forth in Section 6.9 hereof, shall be used to support the working capital and business operations of the Singapore Borrowing Base Guarantors.

1.189  “UK Tranche B Letter of Credit Limit” shall mean the US Dollar Equivalent of $3,000,000.

1.190  “UK Tranche B Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Tranche B Letters of Credit issued for the account of UK Borrowers in respect of the UK Tranche B Borrowing Base outstanding at such time, plus (b) the aggregate amount of all drawings under such UK Tranche B Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in such Letters of Credit issued for the account of UK Borrowers as provided in Section 2.3 hereof for which US Borrower has not at such time reimbursed Lenders, whether by way of a Revolving Loan or otherwise.

1.191  “UK Tranche B Loan Limit” shall mean the US Dollar Equivalent of $12,000,000, as the same may be increased pursuant to Section 2.5 hereof.

1.192  “UK Tranche B Loan Payment Account” shall mean Account No: 5000000030305 of Agent at Wells Fargo, ABA No: 053000219, For Credit to: Wachovia Capital Finance Corporation (New York) Re: UK Nu Horizons Tranche B Loans or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the UK Tranche B Loan Payment Account for purposes of this Agreement and the other Loan Documents; only payments in respect of the Obligations of UK Borrowers in respect of UK Tranche B Loans and UK Tranche B Letter of Credit Obligations shall be made to the UK Tranche B Loan Payment Account.

1.193  “UK Tranche B Loans” shall mean UK Revolving Loans made to the UK Borrowers based on the UK Tranche B Borrowing Base.

1.194  “US Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Parent; (b) NIC; (c) International; (d) RAZ; (e) TUS and (f) any Person that at any time after the date hereof becomes party to the Loan Documents as a “US Borrower”; each sometimes being referred to herein individually as a “US Borrower”.

1.195  “US Borrowing Base” shall mean, at any time, as to US Borrowers, the amount equal to:

(a)  the amount equal to the sum of:

(i)    the amount equal to eighty-five (85%) percent of the Eligible Accounts of US Borrowers, plus

(ii)   the lesser of (A) forty (40%) percent multiplied by the Value of Eligible Inventory of US Borrowers or (B) eighty-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value thereof, or (C) US Inventory Loan Limit, minus

(b)  Reserves attributable to US Borrowers.

1.196  “US Credit Facility” shall mean the US Loans and US Letters of Credit provided to or for the benefit of US Borrowers pursuant to Section 2 hereof.

1.197  “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any currency other than US Dollars, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination.

1.198  “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.199  “US Excess Availability” shall mean the amount, calculated at any date, equal to: (a) the lesser of (i) the US Borrowing Base or (ii) the US Loan Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the US Loans and outstanding US Letter of Credit Obligations, and (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of US Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by any US Borrower in good faith).

1.200  “US Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) NUX, (b) any US Subsidiary, and (c) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Obligations of US Borrowers or who is the owner of any property which is security for the Obligations of US Borrowers; each sometimes being referred to herein individually as a “US Guarantor”.

1.201  “US Inventory Loan Limit” shall mean, at any time the amount equal to forty (40%) percent of the US Borrowing Base at such time.

1.202  “US Letter of Credit Limit” shall mean $15,000,000.

1.203  “US Letters of Credit ” shall mean Letters of Credit issued by Issuing Bank for the account of any US Borrower pursuant to the US Credit Facility.

1.204  “US Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of any US Borrower outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for US Borrower for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit issued for the account of any US Borrower as provided in Section 2.3 hereof for which any US Borrower has not at such time reimbursed Lenders, whether by way of a Revolving Loan or otherwise.

1.205  “US Loan Limit” shall mean $60,000,000, subject to increase by each increase in the Maximum Credit pursuant to Section 2.5 hereof.

1.206  “US Loans” shall mean, collectively, the US Revolving Loans and US Swing Line Loans.

1.207  “US Loan Parties” shall mean, collectively, the US Borrowers and any other Loan Party which is a US Subsidiary, and “US Loan Party” shall mean any one of them.

1.208  “US Payment Account” shall mean Account No: 5000000030305 of Agent at Wells Fargo, ABA No: 053000219, For Credit to: Wachovia Capital Finance Corporation (New York) Re: US Loans or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the US Payment Account for purposes of this Agreement and the other Loan Documents.

1.209  “US Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender to US Borrower on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.210 “US Subsidiary” means a Subsidiary of Parent which is a corporation now existing or hereafter organized under the laws of the United States of America or of any state of the United States of America, the District of Columbia or Puerto Rico.

1.211 “US Swing Line Loan Limit” shall mean the amount equal to ten (10%) percent of the US Loan Limit then in effect.

1.212  “US Swing Line Loans” shall mean loans now or hereafter made by US Swing Line Lender to US Borrower on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.2 hereof.

1.213  “Value” shall mean, the US Dollar Equivalent, as determined by Agent, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof.

1.214  “VAT” shall mean Value Added Tax imposed in the United Kingdom, Goods and Services Tax imposed in Singapore or any other jurisdiction and any equivalent tax applicable in any jurisdiction including any goods and services or similar tax.

1.215  “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interest of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interest of such Person described in clause (a) of this definition.

1.216  “Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.217  “WFCF” shall mean Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, in its individual capacity, and its successors and assigns.

1.218  “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.    CREDIT FACILITIES

2.1     Revolving Loans.

(a)  Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to US Borrowers from time to time in amounts requested by any US Borrower (or Administrative Borrower on behalf of a US Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to (i)  the lesser of: (A) the US Borrowing Base at such time or (B) the US Loan Limit at such time minus (ii) then outstanding US Revolving Loans, Swing Line Loans and US Letter of Credit Obligations.  All US Loans made by Lenders to US Borrower shall be denominated in US Dollars.

(b)  Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to UK Borrowers from time to time in amounts requested by any UK Borrower (or Administrative Borrower on behalf of UK Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to (i)  the lesser of: (A) the UK Borrowing Base at such time or (B) the UK Loan Limit at such time minus (ii) then outstanding UK Revolving Loans, UK Swing Line Loans and UK Letter of Credit Obligations.  All UK Loans made by Lenders to UK Borrowers shall be denominated in US Dollars.

(c)  Except with the consent of Agent and all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Borrowing Base or the Maximum Credit at such time, (ii) the aggregate principal amount of the US Loans and US Letter of Credit Obligations outstanding at any time to US Borrowers shall not exceed the lesser of the US Borrowing Base or the US Loan Limit at such time, (iii) the aggregate principal amount of the UK Loans and UK Letter of Credit Obligations outstanding at any time to UK Borrowers shall not exceed the lesser of the UK Borrowing Base or the UK Loan Limit at such time, (iv) the aggregate principal amount of the UK Tranche A Loans and UK Tranche A Letter of Credit Obligations outstanding at any time to UK Borrowers shall not exceed the lesser of the UK Tranche A Borrowing Base or UK Tranche A Loan Limit, (v) the aggregate principal amount of the UK Tranche B Loans and UK Tranche B Letter of Credit Obligations outstanding at any time to UK Borrowers shall not exceed the lesser of the UK Tranche B Borrowing Base or UK Tranche B Loan Limit, (vi) the aggregate principal amount of the US Loans and US Letter of Credit Obligations outstanding at any time to US Borrowers based on the Eligible Inventory of US Borrowers shall not exceed the US Inventory Loan Limit, (vii) the aggregate face amount of the US Letter of Credit Obligations outstanding at any time shall not exceed the US Letter of Credit Limit at such time, (viii) the aggregate face amount of the UK Letter of Credit Obligations outstanding at any time shall not exceed the UK Letter of Credit Limit at such time, (ix) the aggregate face amount of the UK Tranche A Letter of Credit Obligations outstanding at any time shall not exceed the UK Tranche A Letter of Credit Limit at such time, (x) the aggregate face amount of the UK Tranche B Letter of Credit Obligations outstanding at any time shall not exceed the UK Tranche B Letter of Credit Limit at such time,(xi) the aggregate face amount of the UK Letter of Credit Obligations outstanding at any time shall not exceed the UK Letter of Credit Limit at such time, (xii) the aggregate principal amount of US Swing Line Loans outstanding at any time shall not exceed the US Swing Line Loan Limit at such time, (xiii) the aggregate principal amount of UK Swing Line Loans outstanding at any time shall not exceed the UK Swing Line Loan Limit at such time, (xiv) the aggregate principal amount of the US Loans and UK Loans and US Letter of Credit Obligations and UK Letter of Credit Obligations outstanding at any time shall not exceed the lesser of (A) the sum of the UK Borrowing Base and the US Borrowing Base or (B) the Maximum Credit, and (xv) the aggregate face amount of UK Letter of Credit Obligations and US Letter of Credit Obligations outstanding at any time shall not exceed the Letter of Credit Limit.  Subject to the terms and conditions hereof, each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time borrow, prepay and reborrow Revolving Loans.  No Lender shall be required to make any Revolving Loan, if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment.

2.2     Swing Line Loans.

(a)  Subject to the terms and conditions contained herein, Swing Line Lender agrees that it will make US Swing Line Loans to US Borrowers from time to time in amounts requested by such US Borrower (or Administrative Borrower on behalf of such US Borrower) up to the aggregate amount outstanding equal to the US Swing Line Loan Limit; provided, that, after giving effect to any such US Swing Line Loan, the aggregate principal amount of the US Revolving Loans, US Swing Line Loans and US Letter of Credit Obligations outstanding shall not exceed the US Borrowing Base or the US Loan Limit at such time.

(b)  Subject to the terms and conditions contained herein, Swing Line Lender agrees that it will make UK Swing Line Loans to UK Borrowers from time to time in amounts requested by such Borrowers (or Administrative Borrower on behalf of such Borrower) up to the aggregate amount outstanding equal to the UK Swing Line Loan Limit; provided, that, after giving effect to any such UK Swing Line Loan, the aggregate principal amount of the UK Revolving Loans, UK Swing Line Loans and UK Letter of Credit Obligations outstanding shall not exceed the UK Borrowing Base or the UK Loan Limit at such time.

(c)  On the terms and subject to the conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Swing Line Loans. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the applicable then existing Swing Line Loan Limit.  Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan.  Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the applicable Swing Line Lender solely for its own account.  All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.13 hereof.

(d)  Upon the making of a US Swing Line Loan, or a UK Swing Line Loan, as the case may be, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such US Swing Line Loan or UK Swing Line Loan, as the case may be.  To the extent that there is no settlement in accordance with Section 6.13 below, the Swing Line Lender may at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any Swing Line Loan, Agent shall promptly distribute to such Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan.

2.3    Letters of Credit.

(a)  General.  Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of any Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of any Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank.

(b)  Notice of Issuance, Amendment, Renewal, Extension. The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and the Issuing Bank with respect thereto three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit).  Such notice shall be irrevocable and shall (i) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (ii) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of then current term of this Agreement) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iii) whether such Letter of Credit may be drawn in a single or in partial draws, (iv) the date on which such requested Letter of Credit is to expire, (v) the purpose for which such Letter of Credit is to be issued, (vi) the name and address of the beneficiary of the requested Letter of Credit, (vii) if the Letter of Credit is requested on behalf or by a UK Borrower, such notice shall specify whether the Letter of Credit is to be a UK Tranche A Letter of Credit or a UK Tranche B Letter of Credit; and in the event a Tranche B Letter of Credit is specified, Administrative Borrower or the applicable UK Borrower, as the case may be, shall specify the Singapore Borrowing Base Guarantor for whom such Letter of Credit is requested, and (viii) such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to the request the proposed terms of the Letter of Credit. In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) is satisfactory to Agent and the Issuing Bank with respect thereto.  The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.  Anything contained herein to the contrary notwithstanding, the Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of Parent or its Subsidiaries (A) in respect of (1) a lease of real property, or (2) an employment contract, or (B) at any time that one or more of the Lenders is a Defaulting Lender.

(c)  Certain Conditions to Letters of Credit.  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to any Borrower unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to the Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the Issuing Bank (or other issuer) refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, (A) the Letter of Credit Obligations shall not exceed the Letter of Credit Limit and the US Letter of Credit Obligations shall not exceed the US Letter of Credit Limit, (B) the UK Letter of Credit Obligations shall not exceed the UK Letter of Credit Limit, (C) the UK Tranche A Letter of Credit Obligations shall not exceed the UK Tranche A Letter of Credit Limit, and (D) the UK Tranche B Letter of Credit Obligations shall not exceed the UK Tranche B Letter of Credit Limit, and (iv) in the case of a Letter of Credit issued for the account of US Borrower, the US Excess Availability, and in the case of a Letter of Credit issued for the account of UK Borrower, the UK Tranche A Excess Availability or UK Tranche B Excess Availability on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than one hundred (100%) percent of the Letter of Credit Obligations with respect thereto.

(d)  Letter of Credit Sublimit.  Except in Agent’s discretion and with the consent of all Lenders, (i) the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit, (ii) the amount of all outstanding US Letter of Credit Obligations shall not at any time exceed the US Letter of Credit Limit, (iii) the amount of all outstanding UK Letter of Credit Obligations shall not at any time exceed the UK Letter of Credit Limit, (iv) the amount of all outstanding UK Tranche A Letter of Credit Obligations shall not at any time exceed the UK Tranche A Letter of Credit Limit and (v) the amount of all outstanding UK Tranche B Letter of Credit Obligations shall not at any time exceed the UK Tranche B Letter of Credit Limit.

(e)  Expiration.  Each standby Letter of Credit shall expire at or prior to the earlier of (i) twelve (12) months after the date of the issuance of such Letter of Credit (or in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that, (A) any standby Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which in no event shall extend beyond the date referred to in clause (ii) above) so long as such standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (B) if the Issuing Bank and Agent each consent, the expiration date on any standby Letter of Credit may extend beyond the date referred to in clause (ii) above.  Each Letter of Credit that is not a standby Letter of Credit shall expire on the earlier of one hundred eighty (180) days after the date of issuance, renewal or extension (as applicable) of such Letter of Credit or the date five (5) Business Days prior to the Maturity Date.

(f)  Letter of Credit Participations.  Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a Borrower, each Lender, shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Lender, shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any such Letter of Credit, to the extent that Issuing Bank  has not been reimbursed or otherwise paid as reasonably required hereunder with respect to any such Letter of Credit, each such Lender shall pay to Issuing Bank, its Pro Rata Share of such unreimbursed drawing or other amounts then due to such Issuing Bank in connection therewith.  Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, Issuing Bank, shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless Issuing Bank has entered into arrangements reasonably satisfactory to it and the applicable Borrower with respect to the participation in Letters of Credit by such Defaulting Lender.  Issuing Bank may require that the applicable Borrower provide cash collateral to it, or to Agent to hold on behalf of such Issuing Bank, on terms and conditions satisfactory to such Issuing Bank, in an amount equal to such Defaulting Lender's Pro Rata Share of any Letter of Credit Obligations.

(g)  Letter of Credit Reimbursement.  If Issuing Bank shall make any payment in respect of a Letter of Credit, the applicable Borrower shall reimburse such Issuing Bank by paying to Agent an amount equal to such payment by such Issuing Bank not later than 12:00 noon on the date that such payment by such Issuing Bank is made, if the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall have received notice of such payment by such Issuing Bank prior to 10:00 a.m. on such date, or, if such notice shall not have been received by such Borrower (or Administrative Borrower) prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that such Borrower (or Administrative Borrower on behalf of such Borrower) receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower (or Administrative Borrower on behalf of such Borrower) receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, unless such Borrower (or Administrative Borrower on behalf of such Borrower) requests otherwise, and, subject to the conditions to borrowing set forth herein, each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders, as a Revolving Loan or Swing Line Loan as Administrative Borrower requests, or if such request is not received in a timely manner, as Agent determines (or Special Agent Advance, as the case may be) in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan, Swing Line Loan (or Special Agent Advance, as the case may be).  If the applicable Borrower fails to make such payment when due, subject to the rights of Agent under Section 6.13 hereof, Agent may notify each Lender, of the applicable payment made by the Issuing Bank in respect of such Letter of Credit, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Share thereof.  Promptly following receipt of such notice, each Lender, as applicable, shall pay to Agent its Pro Rata Share of the payment then due and Agent shall promptly pay to the Issuing Bank the amounts so received by it from Lenders or Lenders.  Promptly following receipt by Agent of any payment from a Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse Issuing Bank for any payment made by such Issuing Bank (other than the funding of a Revolving Loan, Swing Line Loan or Special Agent Advance as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse Issuing Bank for such payment.

(h)  Obligations Absolute.  The obligations of US Borrowers to pay each Letter of Credit Obligation, the obligations of UK Borrowers to pay each UK Letter of Credit Obligation, the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit issued for the account of a UK Borrower and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit issued for the account of a US Borrower shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder.  None of Agent, Lenders or the Issuing Banks, or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided, that, the foregoing shall not be construed to excuse Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Issuing Bank (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i)  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify Agent and the applicable Borrower (or Administrative Borrower on behalf of such Borrower) by telephone (confirmed by facsimile or otherwise as Administrative Borrower and such Issuing Bank may agree) of such demand for payment and whether such Issuing Bank has made or will make any payment in respect thereof; provided, that, any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and Lenders with respect to any such payment.

(j)  Interim Interest.  If Issuing Bank shall make any payment in respect of a Letter of Credit, or otherwise be owed any amounts in respect thereof, then, unless the applicable Borrower shall reimburse the applicable Issuing Bank for such payment or other amount in full on the date such payment is made or amount due, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made or amount due but excluding the date that the applicable Borrower reimburses such payment or other amount, at the rate per annum then applicable to Base Rate Loans.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank; except, that, interest accrued on and after the date of payment by Agent or any Lender pursuant to Section 2.3(g) above to reimburse such Issuing Bank shall be for the account of Agent or such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable payment in full.

(k)  Indemnification.  Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent, or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State, and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder.  Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.3(k) shall survive the payment of Obligations and the termination of this Agreement.

(l)  Account Party.  In respect of any US Letter of Credit, each Borrower and Guarantor hereby irrevocably authorizes and directs each Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by such Issuing Bank pursuant to each US Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the Letter of Credit Documents with respect thereto.  In respect any UK Letters of Credit, Goods and Documents are hereby and shall upon dispatch of such Goods from the supplier be deemed to be pledged by the relevant Borrower to the Agent. The Agent shall be entitled at its option to obtain possession of such Goods in order to perfect the pledge. The Goods and the Documents shall only be released to the relevant Borrower by the Agent against receipt by the Agent of a duly executed trust receipt from the relevant Borrower in the Agent's standard form at the time or (failing such execution) shall be deemed to be subject to a trust receipt in such form.  Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by Issuing Bank unless Agent has duly executed and delivered to such Issuing Bank the application or a guarantee or indemnification in writing with respect to such Letter of Credit.  Borrowers and Guarantors shall be bound by any reasonable interpretation made by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.  In connection with Inventory purchased pursuant to a Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form.  Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing.  Except as Agent may otherwise specify, Borrowers and Guarantors shall designate the Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.  Any rights, remedies, duties or obligations granted or undertaken by any Borrower to Issuing Bank in any application for any Letter of Credit, or any other agreement in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Agent.  Any duties or obligations undertaken by Agent to Issuing Bank in any application for any Letter of Credit, or any other agreement by Agent in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers.

2.4    Requests for Borrowings.

(a)  To request a Revolving Loan or Swing Line Loan, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall notify Agent of such request by telephone (i) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Rate Loan or (ii) in the case of a Base Rate Loan (including a Swing Line Loan), not later than 1:00 p.m. on the same Business Day as the date of the proposed Base Rate Loan.  Each such telephonic request shall be irrevocable and, to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile to Agent of a written request in a form approved by Agent and signed by or on behalf of Borrowers.

(b)  Each such telephonic and written request shall specify the following information:

(i)      whether the Borrower requesting the Loan is a US Borrower or a UK Borrower;

(ii)     the Borrower requesting such Revolving Loan or Swing Line Loan;

(iii)    whether such Loan is a Revolving Loan or Swing Line Loan;

(iv)    the aggregate amount of such Revolving Loan or Swing Line Loan;

(v)     the date of such Revolving Loan or Swing Line Loan, which shall be a Business Day;

(vi)    if such Loan is to be a Revolving Loan, whether such Revolving Loan is to be a Base Rate Loan or a Eurodollar Rate Loan;

(vii)   if the Loan is requested by a UK Borrower whether such UK Loan is a UK Tranche A Loan or a UK Tranche B Loan; and

(viii)  the deposit account of the applicable Borrower specified on Schedule 8.10 of the Information Certificate or any other account with Agent (or one of its Affiliates) that shall be specified in a written notice signed by an officer of such Borrower and delivered to and approved by Agent.  All UK Tranche B Loans shall be deposited into deposit accounts of Singapore Borrowing Base Guarantors.  All proceeds of Loans requested by Borrowers shall only be sent by Agent and Lenders to deposit accounts of US Borrowers, UK Borrowers, and Singapore Borrowing Base Guarantors, as the case may be, maintained in the United States.

(c)  If no election as to whether a Revolving Loan is to be a Base Rate Loan or Eurodollar Rate Loan is specified in the applicable request, then the requested Revolving Loan shall be a Base Rate Loan.  If no Interest Period is specified with respect to any request for a Eurodollar Rate Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a request for a Revolving Loan in accordance with this Section, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the request.

(d)  If no election as to whether a UK Loan is to be a UK Tranche A Loan or a UK Tranche B Loan is specified in the applicable request, then the requested UK Revolving Loan shall be a UK Tranche A Loan up to the amount available to be borrowed and then, to the extent the amount of such loan may not be made, a UK Tranche B Loan.  Promptly following receipt of a request for a UK Loan in accordance with this Section, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the request.

(e)  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

(f)  Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, the aggregate amount of the Revolving Loans, Swing Line Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Maximum Credit or the Borrowing Base.

2.5    Increase in Maximum Credit.

(a)  Administrative Borrower may, at any time, so long as no Default or Event of Default shall exist or have occurred and be continuing, deliver a written request to Agent to increase the Maximum Credit.  Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Credit (the “Incremental Facility”) cause the Maximum Credit to exceed $110,000,000, (ii) such request shall be for an increase of not less than $10,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than one such written request be delivered to Agent in any calendar quarter, and more than two (2) times during the term of the Agreement, (iv) such request(s) shall occur no earlier than six (6) months after the date hereof and no later than June 28, 2013.  All requests for an increase in the Maximum Credit shall include a corresponding request for an increase in either US Loan Limit or UK Loan Limit (or combination thereof); provided, that, any request for an increase in the UK Loan Limit shall include a corresponding request for an increase in either or both of the UK Tranche A Loan Limit or the UK Tranche B Loan Limit.

(b)  Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $2,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.  Additional Commitments for the Incremental Facility shall be on the same terms and conditions as the Commitments on the date hereof for Revolving Loans.

(c)  The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, with corresponding increases in either or both of the US Loan Limit and UK Loan Limit, in each case as selected in accordance with Section 2.5(a) above, for which Agent has received Assignment and Acceptances forty-five (45) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(d)  Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $10,000,000, or such lesser amount as Agent may agree;

(e)  the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(f)  Agent, at its option, shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness and a non-contravention opinion as to other documents and Indebtedness);

(g)  such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(h)  there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses arising under or related to this Agreement that are due and payable to such Person on or before the effectiveness of such increase; and

(i)  as of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit (and US Loan Limit, UK Loan Limit, UK Tranche A Loan Limit and UK Tranche B Loan Limit, as the case may be) herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit (and US Loan Limit UK Loan Limit, UK Tranche A Loan Limit and UK Tranche B Loan Limit, as the case may be) specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit (and US Loan Limit UK Loan Limit, UK Tranche A Loan Limit and UK Tranche B Loan Limit, as the case may be).

(j)  Effective on the date of each increase in the Maximum Credit pursuant to this Section 2.5, each reference in this Agreement to an amount of Covenant Excess Availability or Consolidated Excess Availability, shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Covenant Excess Availability or Consolidated Excess Availability to the amount of the Maximum Credit after such increase in the Maximum Credit remains the same as the ratio of such the amount of Covenant Excess Availability or Consolidated Excess Availability, to the amount of the Maximum Credit prior to such increase in the Maximum Credit.

(k)   Following the effective date of any increase in the Maximum Credit pursuant to this Section, Agent shall provide notice thereof to Lenders, and at Agent’s option, Borrowers, Guarantors and Agent shall enter into an amendment to this Agreement providing for such increase in the Maximum Credit and the increases in the Excess Availability thresholds set forth in Section 2.5(j) hereof, and Agent is hereby authorized to enter into such amendment on behalf of Lenders.

2.6    Mandatory Prepayments.

(a)  In the event that (i) the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the lesser of the Borrowing Base or the Maximum Credit at such time, (ii) the aggregate principal amount of the US Loans and US Letter of Credit Obligations outstanding at any time to US Borrowers exceeds the lesser of the US Borrowing Base or the US Loan Limit at such time, (iii) the aggregate principal amount of the UK Loans and UK Letter of Credit Obligations outstanding at any time to UK Borrowers exceeds the lesser of the UK Borrowing Base or the UK Loan Limit at such time, (iv) the aggregate principal amount of the UK Tranche A Loans and UK Tranche A Letter of Credit Obligations outstanding at any time to UK Borrowers exceed the lesser of the UK Tranche A Borrowing Base or UK Tranche A Loan Limit, (v) the aggregate principal amount of the UK Tranche B Loans and UK Tranche B Letter of Credit Obligations outstanding at any time to UK Borrowers exceeds the lesser of the UK Tranche B Borrowing Base or UK Tranche B Loan Limit, (vi) the aggregate principal amount of the US Loans and US Letter of Credit Obligations outstanding at any time to US Borrowers based on the Eligible Inventory of US Borrowers exceeds the US Inventory Loan Limit, (vii) the aggregate face amount of the US Letter of Credit Obligations outstanding at any time exceeds the US Letter of Credit Limit at such time, (viii) the aggregate face amount of the UK Letter of Credit Obligations outstanding at any time exceeds the UK Letter of Credit Limit at such time, (ix) the aggregate face amount of the UK Tranche A Letter of Credit Obligations outstanding at any time exceeds the UK Tranche A Letter of Credit Limit at such time, (x) the aggregate face amount of the UK Tranche B Letter of Credit Obligations outstanding at any time exceeds the UK Tranche B Letter of Credit Limit at such time, (xi) the aggregate face amount of the UK Letter of Credit Obligations outstanding at any time exceeds the UK Letter of Credit Limit at such time, (xii) the aggregate principal amount of US Swing Line Loans outstanding at any time exceeds the US Swing Line Loan Limit at such time, (xiii) the aggregate principal amount of UK Swing Line Loans outstanding at any time exceeds the UK Swing Line Loan Limit at such time, (xiv) the aggregate principal amount of the US Loans and UK Loans and US Letter of Credit Obligations and UK Letter of Credit Obligations outstanding at any time exceeds the lesser of (A) the sum of the UK Borrowing Base and the US Borrowing Base or (B) the Maximum Credit, or (xv) the aggregate face amount of UK Letter of Credit Obligations and US Letter of Credit Obligations outstanding at any time exceeds the Letter of Credit Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and US Borrowers and/or UK Borrowers, as the case may be, shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(b)  Upon any Permitted Disposition with respect to the issuance or sale of any Equity Interests by Parent or any of its Subsidiaries (other than as permitted under clause (d) of the definition of Permitted Dispositions), at any time that a Cash Dominion Event has occurred and is continuing, applicable Borrowers shall, absolutely and unconditionally without notice or demand, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection with such Permitted Disposition.

(c)  Upon the incurrence of any Indebtedness permitted under Sections 10.3(h) and (k) hereof at any time that a Cash Dominion Event has occurred and is continuing, applicable Borrowers shall, absolutely and unconditionally without notice or demand, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of Borrowers and Guarantors in connection with the incurrence of such Indebtedness.

(d)  Upon the receipt of any amounts as loss payee under any property insurance maintained by Parent and its Subsidiaries, at any time that a Cash Dominion Event has occurred and is continuing, applicable Borrowers shall, absolutely and unconditionally without notice or demand, repay the outstanding Obligations in an amount equal to one hundred (100%) percent of the Net Cash Proceeds payable to or for the benefit of such Person in connection therewith, which amounts may be reborrowed in accordance with the terms of this Agreement.

(e)  All payments required to be made pursuant to any subsection of this Section 2.6 shall be in addition to any other payments required to be made pursuant to any other subsection of this Section 2.6.

(f)  All amounts received by Agent pursuant to this Section 2.6 shall be applied by Agent to the Obligations, whether or not then due, in accordance with Section 6.7 hereof.  There shall be no permanent reduction in the Commitments as a result of any prepayments of the Loans pursuant to this Section 2.6.

2.7    Optional Prepayments.  Borrowers may prepay without penalty or premium the principal of any Revolving Loan or Swing Line Loan, in whole or in part, subject to Section 6.7 hereof and Section 16.1(c) hereof.

2.8     Joint and Several Liability of US Borrowers.

(a)  Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each US Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the Obligations of US Borrowers, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations of US Borrowers shall be the joint and several obligations of each US Borrower without preferences or distinction among them.  US Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which US Borrower actually receives the Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records.  The Obligations of US Borrowers with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the US Borrowers hereunder with respect to Revolving Loans made to the other of the US Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all US Borrowers.

(b)  If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations of US Borrowers as and when due or to perform any of the Obligations of US Borrowers in accordance with the terms thereof, then in each such event, the other US Borrowers will make such payment with respect to, or perform, such Obligation.

(c)  Except as otherwise expressly provided herein, to the extent permitted by law, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of US Borrowers, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other US Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other US Borrowers. Without limiting the generality of the foregoing, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.8, afford grounds for terminating, discharging or relieving such US Borrower, in whole or in part, from any of its obligations under this Section 2.8, it being the intention of each US Borrower that, so long as any of the Obligations of US Borrowers hereunder remain unsatisfied, the obligations of such US Borrower under this Section 2.8 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each US Borrower under this Section 2.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any US Borrower.  The joint and several liability of the US Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any US Borrower or any of the Lenders.

(d)  The provisions of this Section 2.8 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any US Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other US Borrowers or to exhaust any remedies available to it against the other US Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations of US Borrowers hereunder or to elect any other remedy.  The provisions of this Section 2.8 shall remain in effect until all the Obligations of US Borrowers shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Obligations of US Borrowers which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations of US Borrowers is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.8 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e)  Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a US Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such US Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code and insolvency laws of the United Kingdom (including the Insolvency Act 1986 of England and Wales, the Enterprise Act 2002 of England and Wales and the Companies Act 1985 of England and Wales).

(f)  With respect to the Obligations arising as a result of the joint and several liability of US Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other US Borrowers hereunder, each US Borrower waives, until the Obligations of US Borrowers shall have been paid in full (other than indemnities and contingent Obligations of US Borrowers which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any US Borrower, any endorser or any guarantor of all or any part of the Obligations of US Borrowers, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Any claim which any US Borrower may have against any other US Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations of US Borrowers arising hereunder or thereunder, to the prior payment in full in cash of the Obligations of US Borrowers.  Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of US Borrowers, either or both of them or (ii) with respect to Obligations of any US Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable US Borrowers or any other Person, or against any security or collateral for the Obligations of US Borrowers.  Each US Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of US Borrower(s) or against or in payment of any or all of the Obligations of US Borrowers.

2.9     Joint and Several Liability of UK Borrowers.

(a)  Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each UK Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each UK Borrower and in consideration of the undertakings of the other UK Borrowers to accept joint and several liability for the Obligations of UK Borrowers, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other UK Borrowers, with respect to the payment and performance of all of the Obligations of UK Borrowers, it being the intention of the parties hereto that all of the Obligations of UK Borrowers shall be the joint and several obligations of each UK Borrower without preferences or distinction among them.  UK Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which UK Borrower actually receives the Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records.  The Obligations with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the UK Borrowers hereunder with respect to Revolving Loans made to the other of the UK Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all UK Borrowers.

(b)  If and to the extent that any UK Borrower shall fail to make any payment with respect to any of the Obligations of UK Borrowers as and when due or to perform any of the Obligations of UK Borrowers in accordance with the terms thereof, then in each such event, the other UK Borrowers will make such payment with respect to, or perform, such Obligation.

(c)  Except as otherwise expressly provided herein, to the extent permitted by law, each UK Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other UK Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each UK Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of UK Borrowers, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other UK Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other UK Borrowers. Without limiting the generality of the foregoing, each UK Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other UK Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.9, afford grounds for terminating, discharging or relieving such UK Borrower, in whole or in part, from any of its obligations under this Section 2.9, it being the intention of each UK Borrower that, so long as any of the Obligations of UK Borrowers hereunder remain unsatisfied, the obligations of such UK Borrower under this Section 2.9 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each UK Borrower under this Section 2.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any UK Borrower.  The joint and several liability of the UK Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any UK Borrower or any of the Lenders.

(d)  The provisions of this Section 2.9 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 14.3 hereof, may be enforced by them from time to time against any UK Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other UK Borrowers or to exhaust any remedies available to it against the other UK Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations of UK Borrowers hereunder or to elect any other remedy.  The provisions of this Section 2.9 shall remain in effect until all the Obligations of UK Borrowers shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Obligations of UK Borrowers which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations of UK Borrowers is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any UK Borrower, or otherwise, the provisions of this Section 2.9 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e)  With respect to the Obligations arising as a result of the joint and several liability of UK Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other UK Borrowers hereunder, each UK Borrower waives, until the Obligations of UK Borrowers shall have been paid in full (other than indemnities and contingent Obligations of UK Borrowers which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any UK Borrower, any endorser or any guarantor of all or any part of the Obligations of UK Borrowers, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Any claim which any UK Borrower may have against any other UK Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations of UK Borrowers arising hereunder or thereunder, to the prior payment in full in cash of the Obligations of UK Borrowers.  Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of UK Borrowers, either or both of them or (ii) with respect to Obligations of any UK Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable UK Borrowers or any other Person, or against any security or collateral for the Obligations of UK Borrowers.  Each UK Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of UK Borrower(s) or against or in payment of any or all of the Obligations of UK Borrowers.

2.10  Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the US Revolving Loans, US Swing Line Loans, US Letter of Credit Obligations, UK Revolving Loans, UK Swing Line Loans, and UK Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.11  Reserves.  Agent may at any time and from time to time establish and increase or decrease Reserves.

SECTION 3.     INTEREST AND FEES

3.1    Interest.

(a)  US Borrowers shall pay to Agent interest on the outstanding principal amount of the US Loans at the Interest Rate.  UK Borrowers shall pay to Agent interest on the outstanding principal amount of the UK Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)  Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify an Interest Period, the Interest Period shall be deemed to be a one (1) month period).  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Agent)~~,~~ such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no Borrower (or Administrative Borrower on behalf of such Borrower) shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to a Borrower (or Administrative Borrower on behalf of such Borrower) from time to time for requests by a Borrower for Eurodollar Rate Loans, (iv) no more than eight (8) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and each Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent had purchased such deposits to fund the Eurodollar Rate Loans.

(c)  Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans, as applicable, upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and US Borrower is entitled to such Eurodollar Rate Loan under the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower (or Administrative Borrower on behalf of such Borrower), be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing as provided herein.

(d)  Interest shall be payable by Borrowers to Agent, for the account of Lenders, (A) monthly in arrears not later than the first day of each calendar month in respect of Base Rate Loans and (B) on the last day of each Interest Period in the case of Eurodollar Rate Loans and shall be calculated on the basis of (i) in the case of Eurodollar Rate Loans a three hundred sixty (360) day year, and (ii) in the case of Base Rate Loans, a three hundred and sixty-five (365) or three hundred and sixty-six (366) day year, as applicable, and in each case based on actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate, as applicable, effective on the date any change in such Base Rate is effective.  In no event shall charges constituting interest payable by Borrowers to Agent exceed the Maximum Interest Rate and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2     Fees.

(a)  Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the applicable rate (on a per annum basis) determined as provided below calculated upon the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding.  Such fees shall be payable on the first Business Day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed.  Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) for the immediately preceding thirty (30) day period (the “Average Usage”) commencing on the first day of the month immediately preceding such date:

Tier	Average Usage	Unused Line Fee
1	Less than $35,000,000.75%
2	Greater than or equal to $35,000,000.50%

provided, that, (i) the applicable percentage shall be calculated and established once each month and shall remain in effect until adjusted thereafter after the end of such month, and (ii) notwithstanding anything to the contrary contained herein, the applicable percentage through June 30, 2010 shall be the amount for Tier1 set forth above.

(b)  Borrowers shall pay to Agent, for the benefit of Lenders, monthly, a fee calculated at a rate per annum equal to then Applicable Margin for Eurodollar Rate Loans on the average daily outstanding balance of Letters of Credit for the immediately preceding one month period (or part thereof), payable in arrears as of the first day of each month (with the first such fee payable on June 30, 2010), computed for each day from the date of issuance to the date of expiration; provided, that, Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, pay such fees at a rate two (2%) percent greater than such rate on such average daily maximum amount for:  (i) the period from and after the date of termination hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default exists or has occurred and is continuing.  Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.  In addition to the letter of credit fees provided above, each Borrower shall pay to the applicable Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one-half of one (.50%) percent per annum and the other customary charges from time to time of such Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c)  Borrowers shall pay to Agent, for its own account and the account of the Lenders (in accordance with the arrangements among Agent and Lenders), the other fees set forth in the Fee Letter in the amounts and at the times specified therein.  To the extent payment in full of the applicable fee is received by Agent from or on behalf of Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the agreements between Agent and such Lender.

3.3     Inability to Determine Applicable Interest Rate.  If Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans, Agent shall on such date give notice to Administrative Borrower and each Lender of such determination.  Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Administrative Borrower and Lenders that the circumstances giving rise to such notice no longer exist and any request for Eurodollar Rate Loans received by Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.

3.4     Illegality.  Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan or (b) a Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Administrative Borrower and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.  Borrowers shall jointly and severally indemnify Agent and Lenders and hold Agent and Lenders harmless from any loss or expense which Agent or any Lender may sustain or incur as a consequence of a default by any Borrower in making a borrowing of or conversion into Eurodollar Rate Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (except, that, UK Loan Parties and Singapore Loan Parties shall not indemnify Agent and Lenders with respect to such losses and expenses directly relating to US Loans).  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

3.5     Increased Costs.  If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank; (b) subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Taxes or Other Taxes covered by Section 6.8 and the imposition of, or any change in the rate of, any taxes payable by such Lender or the Issuing Bank described in Sections 6.8(a)(i) and (ii)); or (c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

3.6      Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the applicable Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

3.7     Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Sections 3.5 or 3.6 and delivered to Administrative Borrower shall be conclusive absent manifest error.  Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

3.8     Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Sections 3.5 or 3.6 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, becomes aware of the event giving rise to such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.9     Mitigation; Replacement of Lenders.

(a)  If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.8, then such Lender shall, if requested by Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage.  Nothing in this Section 3.9 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to this Section 3.9.  Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6 hereof, if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.8, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 16.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations; provided, that, (i) Administrative Borrower has received the prior written consent of Agent and each Issuing Bank, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.  Nothing in this Section 3.9 shall impair any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender.

3.10   Funding Losses.  Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of or continuation of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Administrative Borrower).  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

3.11   Maximum Interest.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended).  In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate.  In the event any Interest is charged or received in excess of the Maximum Interest Rate (the “Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor.  All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws.  The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Loan Documents (whether or not any provision of this Section is referred to therein).

3.12   No Requirement of Match Funding.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire US Dollar deposits in the London interbank market or any other offshore US Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Adjusted Eurodollar Rate.  All of the provisions of this Section 3 shall be deemed to apply as if Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Adjusted Eurodollar Rate by acquiring such US Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.

SECTION 4.     CONDITIONS PRECEDENT

4.1     Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of Lenders to make the initial Loans or of Issuing Bank to provide for the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)  Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b)  the Consolidated Excess Availability as determined by Agent, shall be not less than $32,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(c)  no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent's latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Loan Documents to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d)  Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent;

(e)  Parent is, and Borrowers and Guarantors, taken as a whole, shall be Solvent after giving effect to the Credit Facility, and the related transactions to be effective on the date hereof, and Agent shall have received a certificate, in form and substance satisfactory to Agent, from Borrowers and Guarantors to such effect;

(f)  no material pending litigation or proceeding seeking to enjoin or otherwise limit or restrict the Credit Facility shall exist;

(g)  Agent and Lenders shall have received the payment (including by way of Agent’s charge to a loan account of Borrowers maintained by Agent in accordance with the Fee Letter) of all fees and expenses required to be paid on the date hereof under the terms of the Fee Letter and related expense letters;

(h)  Lenders shall have received, at least five (5) Business Days prior to the date hereof, or such shorter period following each such Lender’s request for such information but in any event prior to the date hereof, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and similar statutes;

(i)  Agent shall have received, in form and substance reasonably satisfactory to Agent, the Loan Documents and all instruments and documents hereunder and thereunder as duly authorized, executed and delivered by each of the parties thereto, and including:

(i)     this Agreement and the other security agreements and guarantees;

(ii)    the UK Loan Documents and the Singapore Loan Documents;

(iii)   Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of each Borrower and Guarantor (determined in accordance with the Uniform Commercial Code of the applicable jurisdiction and any other applicable law), including the United Kingdom and Singapore and any other jurisdiction in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

(iv)   records of requisite corporate, company or limited liability company action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation), including with respect to each of the UK Loan Parties and the Singapore Borrowing Base Guarantors, (A) a certified extract of the resolutions in writing of the board of directors, (B) a copy of the unanimous resolutions of the shareholders or the sole shareholder, and (C) a certificate of director (1) confirming that borrowing or guaranteeing, as appropriate, the Obligations would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded, (2) certifying that each copy document relating to it specified in this Clause 4.1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and (3) accompanied by a specimen of the signature of each person authorized by the resolutions referred to in (A) and (B) of this sub-paragraph (iv) above and with respect to each of the UK Loan Parties, a certified copy of its memorandum and articles of association;;

(v)   a borrowing request and a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;

(vi)  evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, and certificates of insurance policies and loss payable endorsements naming Agent as loss payee;

(j)  the opinion letters of counsel to Borrowers and Guarantors with respect to the Loan Documents and the security interests and liens of Agent, for itself and the benefit of Secured Parties with respect to the Collateral and such other matters as Agent may request (including opinion letters of US counsel, UK counsel and Singapore counsel to Borrowers and Guarantors and counsel of such other foreign or State jurisdictions as Lender may reasonably request);

(k)  Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, Collateral Access Agreements;

(l)  Agent shall have received a copy of each notice required to be dispatched and acknowledgments from all recipients of such notices as required by Clause 3.3 of each of the Singapore Debentures;

(m)  Agent shall have received a certified copy of each notice required to be dispatched pursuant to the Debenture and acknowledgments from all recipients of such notices as required by the Debenture or agreement by the relevant recipient of the form of acknowledgment to be given by it;

(n)  Agent shall have received a copy of the mandate for each blocked account in the United Kingdom duly completed (so far as possible) by UK Borrower and evidence satisfactory to Agent that such blocked accounts have been opened;

(o)  Agent shall have received all title documents for the Mortgaged Property (as defined in the Debenture) and a report on title to the Mortgaged Property in form and substance reasonably satisfactory to Agent;

(p)  Agent shall have received appropriate Trade Marks Registry, Designs Registry and Patent office forms duly completed accompanied by all necessary fees to enable the recordation of the security interests created by the Debenture;

(q)  Agent shall have received all certificates of registration with respect to all Specified Intellectual Property (as defined in the Debenture);

(r)  Agent shall have received all share certificates, updated transfers of the shares executed in blank and the other documents to be delivered pursuant to Clause 3.2 of each of the Singapore Share Charges;

(s)  Agent shall have received all share certificates and stock transfer forms to be delivered pursuant to the Loan Documents;

(t)  Agent shall have received, in form and substance reasonably satisfactory to Agent, a certified copy of the register of members and directors of each UK Borrower and each other company owned by a UK Borrower;

(u)  Agent shall have received, in form and substance reasonably satisfactory to Agent, deeds of release from any existing lenders in respect of any existing security granted by UK Borrower, with accompanying Forms 403a;

(v)  the security interests and liens granted to Agent under this Agreement and the other Loan Documents shall constitute valid and perfected first priority liens, hypothecs and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other Permitted Liens;

(w)  Agent shall have received evidence that the Nippon License Agreement has been extended through the second anniversary of the date of this Agreement; and

(x)  Borrowers shall have used commercially reasonable efforts to obtain prior to the date hereof Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be, and each bank where such Borrower (or Guarantor) has a Cash Management Account or a Concentration Account as contemplated by Section 6.6 hereof, in each case, duly authorized, executed and delivered by such bank and such Borrower or Guarantor, as the case may be.

Without limiting the generality of the provisions of Section 14.2 for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

4.2  Conditions Precedent to All Revolving Loans and Letters of Credit.  The obligation of Lenders to make the Revolving Loans, including the initial Loans, and the obligation of each Issuing Bank to issue (or amend or extend) any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Revolving Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)  all representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing (or amending or extending) each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)  no law, regulation, order, judgment, injunction or decree of any Governmental Authority shall exist, and no material action, suit, investigation, litigation, proceeding, bankruptcy or insolvency, or claim shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect the making of such Loans or providing (amending or extending) such Letters of Credit, or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)  no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing (or amending or extending) each such Letter of Credit and after giving effect thereto;

(d)  with respect to any Loan, Agent shall have received a request for such Loan as required by Section 2.4 and with respect to the issuance of any Letter of Credit, each of Agent and the applicable Issuing Bank shall have received the request and other documents required under Section 2.3, completed to its satisfaction, and such other certificates, documents and other papers and information as Agent and Issuing Bank may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued, amended or extended on behalf of any Borrower hereunder shall constitute a representation and warranty by Borrowers and Guarantors as of the date of such borrowing or such issuance, amendment or extension that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.     GRANT AND PERFECTION OF SECURITY INTEREST

5.1    Grant of Security Interest.  To secure payment and performance of all Obligations, subject to Section 5.3(b) and 5.3(c) hereof, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the other Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a)  all Accounts;

(b)  all general intangibles, including, without limitation, all Intellectual Property;

(c)  all goods, including, without limitation, Inventory and Equipment;

(d)  all Real Property and fixtures;

(e)  all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)  all instruments, including, without limitation, all promissory notes;

(g)  all documents;

(h)  all deposit accounts;

(i)  all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)  all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)  all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)  to the extent not otherwise described above, all Receivables;

(n)  all Records; and

(o)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2    Perfection of Security Interests.

(a)  Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file (for itself and the benefit of the Secured Parties) at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)  Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of US Dollar Equivalent of $100,000 in any one case or which would result in the aggregate amount of all such chattel paper or instruments to exceed the US Dollar Equivalent of $250,000 after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (New England) and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)  In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)  Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in Schedule 8.10 of the Information Certificate.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account,  (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained, except that Borrowers and Guarantors shall not be required to deliver such Deposit Account Control Agreements with respect to (A) any deposit accounts where the balance is, and shall at all times be, less than $100,000, unless Agent shall request such Deposit Account Control Agreement at any time a Dominion Event exists and only to the extent that the aggregate amount of funds in all such deposit accounts is less than $250,000 and (B) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees, fiduciary trust accounts.

(e)  No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)  In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by an issuer, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause such issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account in accordance with Section 6.6 hereof) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary.

(f)  Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of Issuing Bank and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)  Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Loan Documents, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)  Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States, United Kingdom or Singapore in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)  Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States, United Kingdom or Singapore as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC, or by other law, as applicable in any relevant jurisdiction.

(j)  If any UK Borrower acquires any right, title and interest in or to any registered Intellectual Property which is necessary to the operation of its business, it will give Agent reasonably prompt written notice of same.  Promptly upon the request of Agent, such UK Borrower will create in favor of Lender a first ranking right of pledge or fixed charge, as the case may be (to the extent such right may be granted under applicable law), in any such Intellectual Property by executing such deeds and agreements and taking all such other action as agent may reasonably require.

5.3    Special Provisions Relating to Collateral; Excluded Property.

(a)  The grant of a security interest in the Collateral of obligors organized under the laws of England and Wales and Singapore in favor of Agent under the laws of the United Kingdom and Singapore, respectively, is evidenced by the UK Loan Documents and the Singapore Loan Documents, respectively, and subject to the terms of such other Loan Documents.

(b)  Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral described in Section 5.1 hereof shall not include any of the following (such property not included in the Collateral being the “Excluded Property”):  (i) assets of any Non-US Subsidiary that is not a Borrower or Guarantor,  (ii) leased real property, (iii) motor vehicles or other Equipment subject to a certificate of title statute, (iv) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited (or would render such contract, lease, permit, license, charter or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC, any comparable provision of other applicable law or (B) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Borrower or Guarantor in or to monies or other proceeds due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables), and (v) as to Obligations of US Borrowers (other than as guarantor of the Obligations of UK Borrowers and Singapore Borrowing Base Guarantors), shares of the Equity Interests of any Non-US Subsidiary of Parent that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-five (65%) percent of all of the issued and outstanding shares of Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) if a pledge of a greater percentage would result in materially adverse tax consequences to Borrowers and Guarantors.  The Obligations of the UK Borrowers and the Singapore Borrowing Base Guarantors and not the Obligations of US Borrowers (except pursuant to the Guarantee by the US Borrowers of the Obligations of UK Borrowers and Singapore Borrowing Base Guarantors) shall be secured by one hundred (100%) percent of the Equity Interests of the Singapore Borrowing Base Guarantors and the UK Borrowers.  The Obligations of the US Borrowers shall be secured by sixty-five (65%) percent of the of the Equity Interests of the Singapore Borrowing Base Guarantors and the UK Borrowers.

(c)  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, (i) UK Borrowers and Singapore Borrowing Base Guarantors (whether as guarantor or otherwise) shall not be liable in respect of any Obligations of US Borrowers arising under the US Credit Facility except as otherwise agreed by Agent and such UK Borrower or Singapore Borrowing Base Guarantor, as the case may be, (ii) no security interest granted by any UK Borrower or Singapore Borrowing Base Guarantor under any of the Loan Documents shall secure any Obligations of any US Borrower arising under the US Credit Facility, (iii) all amounts received by Agent or any Lender on account of the Obligations by any UK Borrower or Singapore Borrowing Base Guarantor shall be applied or credited solely to the Obligations of UK Borrowers under the UK Credit Facility, and (iv) the liability or obligation of any UK Borrower or Singapore Borrowing Base Guarantor with respect to the Obligations shall not exceed that portion of the Obligations which is attributable only to the UK Borrowers, the Obligations of the UK Borrowers under the UK Credit Facility, their Collateral, the UK Loans, or the UK Letter of Credit Obligations (as the case may be) or such other greater amount as may be agreed to in writing by Agent and any UK Borrower or Singapore Borrowing Base Guarantor as the case may be.

(d)  Borrowers and Guarantors agree that upon the request of Agent at any time upon the occurrence an during the continuance of either  (i) a Default or an Event of Default or (ii) a Cash Dominion Event, the applicable Borrower or Guarantor shall execute and deliver to Agent, pledge and security agreements, in form and substance satisfactory to Agent and its counsel, granting to Agent a first pledge of and perfected lien on all of the issued and outstanding shares of Equity Interests of any Non-US Subsidiary of Parent which is not a UK Loan Party or a Singapore Loan Party on the date hereof, subject to the limitations set forth in Section 5.3(b)(v) hereof.

SECTION 6.     COLLECTION AND ADMINISTRATION

6.1    Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2    Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors, absent manifest error.

6.3    Lenders’ Evidence of Debt.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.

6.4    Register.

(a)  Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Administrative Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice.  Agent shall record, or cause to be recorded, in the Register, the Commitments and the Loans in accordance with the provisions of Section 16.7 and Agent shall also maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance Agreement, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments or Obligations in respect of any Loan.  Borrowers, Guarantors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  Borrowers hereby designate and authorize Agent, and Agent agrees, to maintain, or cause to be maintained as agent for Borrowers’ solely for purposes of maintaining the Register as provided in this Section 6.4(a).

(b)  Each Lender that grants a participation shall maintain a register as a non-fiduciary agent of Borrowers on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans and Letters of Credit held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

6.5    Promissory Notes.  Each Lender may at any time request that the Loans made by it be evidenced by a promissory note.  In such event, Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by Agent and reasonably acceptable to Administrative Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 16.7 hereof) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

6.6    Cash Management; Collection of Proceeds of Collateral.

(a)  Each Borrower and Guarantor have established and shall maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as such Borrower or Guarantor may hereafter select; provided, that, not later than ninety (90) days following the date hereof (or such later date as Agent may agree in its discretion), each US Borrower and US Guarantor which is a US Subsidiary shall establish and maintain, at its expense, deposit accounts and cash management services at Wells Fargo or one of its Affiliates (except for certain local deposit accounts agreed to by Agent and Administrative Borrower which shall be maintained with such other institutions as are acceptable to Agent) of a type and on terms reasonably satisfactory to Agent.  The banks set forth on Schedule 8.10 of the Information Certificate constitute all of the banks with which Borrowers and Guarantors have deposit account and cash management arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used for receiving receipts from particular locations of a Borrower or otherwise describes the nature of the use of such deposit account by such Borrower or Guarantor (together with the deposit accounts to be established at Wells Fargo to be used for receiving receipts from particular locations of Borrowers and Guarantors, collectively, the “Cash Management Accounts” and individually a “Cash Management Account”).

(b)  Within sixty (60) days following the date hereof (or such later date as Agent may agree in its discretion), Borrowers and Guarantors shall deliver, or cause to be delivered to Agent, in form and substance satisfactory to Agent, a Deposit Account Control Agreement by and among Agent, each bank where any Borrower or Guarantor has a Cash Management Account or a Concentration Account (or in the case of banks at which Cash Management Accounts or Concentration Accounts of UK Borrowers are held, such bank shall provide an acknowledgment letter to Agent, in the form attached to the Debenture and with respect to or in the case of banks at which Cash Management Accounts or Concentration Accounts of Singapore Borrowing Base Guarantors are held, such Bank shall provide an acknowledgment letter to Agent, in the forms attached to the relevant Singapore Debenture, and each applicable Borrower and Guarantor, duly authorized, executed and delivered by such bank and such Borrower or Guarantor; except that Borrowers and Guarantors shall not be required to deliver such Deposit Account Control Agreements with respect to (A) any deposit accounts where the balance is, and shall at all times be, less than US Dollar Equivalent of $100,000, unless Agent shall request such Deposit Account Control Agreement at any time a Cash Dominion Event exists and only to the extent that the aggregate amount of funds in all such deposit accounts is more than US Dollar Equivalent $250,000 and (B) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees, and fiduciary trust accounts.

(c)  Each Borrower shall deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower and Guarantor and all other proceeds of Collateral, from each location of such Borrower on each Business Day into the Cash Management Account of such Borrower used for such purpose.  If, for any reason, such payments are made directly to any Borrower, such Borrower shall collect (as agent and trustee for Agent) all such amounts and immediately pay all such amounts into the Cash Management Account of such Borrower, provided however that until such payment into the Cash Management Account of such Borrower all moneys so received will be held upon trust for Agent.  All such funds deposited into the Cash Management Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to a Concentration Account, except nominal amounts which are required to be maintained in such Cash Management Accounts under the terms of such Borrower’s arrangements with the bank at which such Cash Management Accounts are maintained, which nominal amounts shall not exceed the US Dollar Equivalent of $25,000 in any individual Cash Management Account at any time or the US Dollar Equivalent of $50,000 in the aggregate as to all such Cash Management Accounts.  All such funds deposited or transferred into the Concentration Accounts may be withdrawn by Borrowers or Guarantors or transferred to the operating accounts of Borrowers and Guarantors, provided, that, at any time that a Cash Dominion Event shall exist, Agent shall instruct the banks at which the Concentration Accounts and/or the Cash Management Accounts are maintained to remit the funds therein to Agent for application to the Obligations in accordance with Section 6.7 hereof and to otherwise comply only with the instructions of Agent.

(d)  For purposes of calculating the amount of the (i) US Loans available to each US Borrower, and (ii) UK Loans available to each UK Borrower such payments will be applied (conditional upon final collection) to the applicable Obligations on the Business Day of receipt by Agent of immediately available funds in the US Payment Account, the UK Tranche A Loan Payment Account or the UK Tranche B Loan Payment Account, as the case may be; provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.

(e)  Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Concentration Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds.  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Concentration Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Concentration Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.6 shall survive the termination of this Agreement.

6.7     Payments.

(a)  All Obligations of US Borrowers shall be payable to the US Payment Account.  Agent shall apply payments received or collected from any US Borrower or any Guarantor of the Obligations of US Borrowers or for the account of any US Borrower or US Guarantor (including the monetary proceeds of collections or of realization upon any Collateral of US Borrowers or US Guarantor) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from any US Borrower or US Guarantor; second, to pay any fees, indemnities, or expense reimbursements then due to Lenders and the Issuing Bank from any US Borrower or US Guarantor; third, to pay interest due in respect of any US Swing Line Loans, fourth, to pay principal due in respect of any US Swing Line Loans, fifth, to pay interest due in respect of any other US Loans (and including any Special Agent Advances); sixth, to pay principal in respect of Special Agent Advances; seventh, to pay principal in respect of all US Loans (other than US Swing Line Loans) and to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a US Borrower or US Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; eighth, to pay or prepay any other Obligations of US Borrowers whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any US Letter of Credit Obligations or other contingent Obligations of US Borrowers (including any such Obligations arising under or pursuant to any Bank Products) on a pro rata basis; and ninth, to pay any of the Obligations of UK Borrowers.

(b)  All Obligations of UK Borrowers shall be payable to either the UK Tranche A Loan Payment Account or the UK Tranche B Loan Payment Account, as the case may be.  Agent shall apply payments received or collected from UK Borrowers or any UK Guarantor of the Obligations of UK Borrowers (including any payments made by US Borrower and US Guarantors pursuant to the guarantee of the Obligations of UK Borrowers) or for the account of UK Borrowers or any UK Guarantors of the Obligations (including the monetary proceeds of collections or of realization upon any Collateral of UK Borrowers or UK Guarantor) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from UK Borrower; second, to pay any fees, indemnities, or expense reimbursements then due to Lenders and the applicable Issuing Bank from any UK Borrower or UK Guarantor; third, to pay interest due in respect of any UK Swing Line Loans, fourth, to pay principal due in respect of any UK Swing Line Loans, fifth, fifth, to pay interest due in respect of any UK Loans (other than UK Swing Line Loans and including any Special Agent Advances); sixth, to pay principal in respect of Special Agent Advances; seventh, to pay principal then due in respect of the Obligations of UK Borrower and to pay or prepay UK Loans and other Obligations of UK Borrower arising under or pursuant to any Hedge Agreements of UK Borrower with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; and eighth, to pay or prepay any other Obligations of UK Borrower, whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any UK Letter of Credit Obligations or other contingent Obligations of UK Borrower (including any such Obligations arising under or pursuant to any Bank Products) on a pro rata basis; provided, that, any payments received or collected from any Singapore Borrowing Base Guarantors (including any payments made by Singapore Borrowing Base Guarantors pursuant to the guarantee of UK Borrowers) or for the account of UK Borrowers or any UK Guarantors of the Obligations (including the monetary proceeds of collections or of realization upon any Singapore Borrowing Base Guarantor Collateral) shall be applied to the outstanding amount of UK Tranche B Loans and UK Tranche B Letter of Credit Obligations, until paid in full, prior to the application of such payments to any UK Tranche A Loans or UK Tranche A Letter of Credit Obligations.

(c)  Notwithstanding anything to the contrary set forth in any of the Loan Documents, (i) all payments by or on behalf of UK Borrowers and UK Guarantors which are Non-US Subsidiaries (including payments made by any UK Loan Parties, any Singapore Borrowing Base Guarantors or any other Singapore Loan Party) shall be applied only to the Obligations of UK Borrowers, (ii) all payments on behalf of a US Borrower or US Guarantor shall be applied to the Obligations of US Borrowers until paid in full, and (iii) to the extent any Borrower or Guarantor, directly or indirectly, uses any proceeds of the applicable Loans or Letter of Credit Obligations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(d)   Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by a US Borrower (or Administrative Borrower on behalf of a US Borrower), or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans made to US Borrowers, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loan or (B) in the event that there are no outstanding Base Rate Loans made to US Borrowers and (ii) unless so directed by a UK Borrower (or Administrative Borrower), or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans made to UK Borrowers, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans made to any UK Borrower or (B) in the event that there are no outstanding Base Rate Loans made to UK Borrowers.

(e)  For purposes of this Section 6.7, “paid in full” and “payment in full” and “prepayment in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specially including interest accrued after the commencement of any case under the U.S. bankruptcy code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the Bankruptcy Code or any similar statute in any jurisdiction, but excluding (i) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (ii) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (i) and (ii) above only to the extent that such amounts are disallowed in any case under the Bankruptcy Code, or any similar statute in any jurisdiction.

(f)  At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of any Borrower maintained by Agent.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Borrowers and Guarantors shall be liable to pay to Agent, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.7(f) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  The immediately preceding two sentences of this Section 6.7(f) shall survive the payment of the Obligations and the termination of this Agreement.

6.8     Taxes.

(a)  Any and all payments by Borrowers and Guarantors to Agent, Issuing Bank or any Lender under this Agreement and any of the other Loan Documents shall be made free and clear of, and without deduction or withholding for, any Taxes, except to the extent required by applicable law.  In addition, Borrowers shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of Borrowers for such amounts so paid).

(b)  Borrowers and Guarantors shall indemnify and hold harmless Agent, Issuing Bank and Lenders for the full amount of Taxes or Other Taxes paid by Agent, Issuing Bank or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent’s, Issuing Bank’s or any Lender’s activities with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent, Issuing Bank or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, that, Borrowers and Guarantors shall not be required to indemnify Agent, Issuing Bank or any Lender with respect to any Taxes or Other Taxes which are attributable to such Agent’s, Issuing Bank’s or Lender’s failure to comply with the provisions of Section 6.8(f), (g), (i) or (j) hereof.  Payment under this indemnification shall be made within ten (10) days after the date Agent, Issuing Bank or any Lender makes written demand therefor on Administrative Borrower.  If Borrowers reasonably believe that such Taxes or Other Taxes were not correctly or legally asserted, Agent, such Issuing Bank or such Lender shall, upon Administrative Borrower’s request and at Borrowers’ expense, provide such documents to Administrative Borrower in form and substance reasonably satisfactory to Agent, as Administrative Borrower may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes (or with respect to UK Double Tax Agreements) pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent, Issuing Bank or any Lender).

(c)  If any Borrower or Guarantor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to Agent, Issuing Bank or any Lender, then:

(i)     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent, such Issuing Bank or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, that, Borrowers and Guarantors shall not be required to increase any such sum payable to Agent, Issuing Bank or any Lender which is attributable to such Agent’s, Issuing Bank’s or Lender’s failure to comply with the provisions of Section 6.8(f), (g), (i) or (j) hereof;

(ii)    such Borrower or Guarantor shall make such deductions and withholdings;

(iii)   such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law;

(iv)   such Borrower or Guarantor shall promptly upon becoming aware that such withholding or deduction is necessary notify the Agent; and

(v)   to the extent not paid to Agent, Issuing Bank or Lenders pursuant to Section 6.8(c)(i), such Borrower or Guarantor shall also pay to Agent, Issuing Bank or any Lender, at the time interest is paid, all additional amounts which are necessary to preserve the after-tax yield Agent, such Issuing Bank or such Lender would have received pursuant to the Loan Documents if such Taxes or Other Taxes had not been imposed.

(d)  Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(e)  If any Borrower or Guarantor otherwise would be required to pay additional amounts to Agent, Issuing Bank or a Lender pursuant to subsection (c) of this Section, then upon Administrative Borrower’s written request such Lender shall use reasonable efforts at Borrowers’ expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office, so as to eliminate or reduce any such additional payment by such Borrower or Guarantor which may thereafter accrue.

(f)  In the event a Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States of America on or prior to the effective date of any such assignment, such assignee of a Lender shall provide Administrative Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States of America withholding tax with respect to all payments to be made to such assignee hereunder and under any of the other Loan Documents (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment).

(g)  Notwithstanding anything to the contrary contained in this Section 6.8, unless Administrative Borrower has received forms or other documents indicating that payments to a Lender or Issuing Bank hereunder or under any of the other Loan Documents are not subject to United States of America withholding or backup withholding tax, Borrowers shall, (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty and (ii) pay such assignee such payment net of any taxes so withheld.  Lenders and Issuing Bank will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by any Borrower or Guarantor pursuant to this Section 6.8; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.

(h)  If Agent, Issuing Bank or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent, such Issuing Bank or such Lender has received an indemnification payment or additional amounts from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent, such Issuing Bank or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such tax benefit.

(i)  Each Person that is a Lender or Issuing Bank as of the date of this Agreement and each Person that becomes a Lender or Issuing Bank after the date of this Agreement (i) either (A) represents and warrants to the Borrowers that such Person is incorporated or organized under the laws of the United States of America or a state thereof or (B) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States of America or any State thereof) to Agent and Administrative Borrower prior to the time that Agent or such Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein such Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by such Lender, and (ii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(j)  Each Lender or Issuing Bank (other than any Lender or Issuing Bank that is entitled to a presumption under applicable Treasury Regulations that it is a domestic corporation for U.S. federal income tax purposes) shall deliver to Agent (or, in the case of an assignee of a Lender which (i) is an Affiliate of such Lender or an Approved Fund of such Lender and (ii) does not deliver an Assignment and Acceptance Agreement to Agent pursuant to Section 16.7(a) hereof for recordation pursuant to Section 16.7(b) hereof, to the assigning Lender only) and Administrative Borrower two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax.  Such forms shall be delivered by each such Lender on or before the date it becomes a party to this Agreement and thereafter within twenty (20) days after receipt of a written request therefor from Agent.  Notwithstanding any other provision of this Section 6.8(j), a Lender or Issuing Bank described in this Section 6.8(j) shall not be required to deliver any form pursuant to this Section 6.8(j) that such Lender or Issuing Bank is not legally able to deliver.

6.9    Use of Proceeds; Use of Proceeds of UK Tranche B Loans.

(a)  Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (i) payment of the existing Indebtedness of Borrowers owing to the Existing Lenders, (ii) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, and (iii) payment of all costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Loan Documents.  All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall only be used by such Borrower for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof, including, without limitation, Permitted Acquisitions; provided, that, (A) in no event shall any of the proceeds be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended, and (B) all proceeds of UK Tranche B Loans must, except as permitted by Section 6.9(b) hereof, be contemporaneously loaned by UK Borrowers to a Singapore Borrowing Base Guarantor.

(b)  All proceeds of any UK Tranche B Loan shall be used by the UK Borrowers to make substantially contemporaneous loans to one or more of the Singapore Borrowing Base Guarantors (such loans may take the form of direct intercompany loans or Tranche B Letters of Credit issued by Issuing Bank), except as follows:

(i)    up to $1,000,000 in the aggregate of the proceeds of UK Tranche B Loans may be retained by the UK Borrowers and not required to be used to fund intercompany loans to the Singapore Borrowing Base Guarantors; or

(ii)   the proceeds of any UK Tranche B Loan shall not be required to be used to fund contemporaneous loan(s) to Singapore Borrowing Base Guarantors if (A) the daily average of UK Tranche B Excess Availability was greater than $3,000,000 for (1) the period of  thirty (30) consecutive days prior to the request by the UK Borrowers or Administrative Borrower on behalf of UK Borrowers for such UK Tranche B Loan, and (2) on the date of the making of the UK Tranche B Loan and after giving effect thereto and (B) as of the date of such UK Tranche B Loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

(c)  UK Borrowers and Singapore Borrowing Base Guarantors hereby irrevocably authorize Agent to deposit all proceeds of each UK Tranche B Loan, subject to the exceptions set forth in Section 6.9(b) above, into deposit account(s) of the Singapore Borrowing Base Guarantors maintained at the Agent in the United States of America as Administrative Borrower may from time to time designate to Agent as the deposit account for this purpose.

6.10  Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)  Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.10.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)  Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d)  Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)  No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.

6.11  Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.12  Sharing of Payments, Etc.

(a)  Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 14.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)  If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)  Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)  Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.13  Settlement Procedures.

(a)  In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)  With respect to all Loans made by Agent on behalf of Lenders or any Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  With respect to Swing Line Loans made by Swing Line Lender (or Agent on behalf of such Swing Line Lender), Swing Line Lender (or Agent on behalf of such Swing Line Lender) may settle on the Swing Line Loans from time to time as it determines.  Agent (or Swing Line Lender as to Swing Line Loans by it) shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent (or  Swing Line Lender as to Swing Line Loans by it) shall determine, a summary statement of the amount of outstanding Loans (whether Revolving Loans, Swing Line Loans or both, as applicable) for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent (or Swing Line Lender in the case of Swing Line Loans) and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  Each Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to the applicable Swing Line Lender (or upon its request to Agent) by wire transfer in immediately available funds the amount of such Lender’s Pro Rata Share of the outstanding Swing Line Loans as set forth in the summary statement provided to such Lender as provided above.  Amounts transferred to Swing Line Lender (or Agent as the case may be) in respect to a settlement of Swing Line Loans shall be applied to the payment of the Swing Line Loans and shall constitute Loans of such Lenders.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 12.1(h) and 12.1(i), in which case the funds shall be in respect of each Lender’s participation).  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)  To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to a Borrower.  In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)  Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan.  To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e)  As to any Loan funded by Agent on behalf of a Lender (including Swing Line Lender) whether pursuant to Sections 6.13(a), 6.13(b) or 6.13(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day in the case of Loans funded pursuant to Section 6.13(c) above or otherwise on the applicable settlement date.  If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f)  Upon any failure by a Lender to pay Agent (or Swing Line Lender) pursuant to the settlement described in Section 6.13(b) above or to pay Agent pursuant to Section 6.13(c), 6.13(d) or Section 6.13(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  The term “Defaulting Lender” shall mean (i) any Lender that has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) any Lender that has notified Agent, any Lender, Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make loans or provide other financial accommodations, or (iii) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance satisfactory to Agent.

(g)  Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Revolving Loans, participation interests or otherwise).  For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Loan Commitment shall be deemed to be zero (0).  So long as there is a Defaulting Lender, the maximum amount of the Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a  Defaulting Lender) of the Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender.  At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Loan Commitment to zero (0) as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender).  To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower.  To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Loans on a pro rata basis for purposes of Section 6.7 hereof.  Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance satisfactory to Agent that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof.  Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder (including, but not limited to, the obligation of such Borrower or Guarantor to make any payments hereunder, whether in respect of Loans by a Defaulting Lender or otherwise).

(h)  Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letters of Credit outstanding, within one (1) Business Day after the written request of Issuing Bank, Borrowers shall pay to Agent an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding to be held by Agent on terms and conditions satisfactory to Agent and such Issuing Bank as cash collateral for the Obligations and for so long as there is a Defaulting Lender, such Issuing Bank shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of such Issuing Bank, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions satisfactory to Agent and such Issuing Bank or there are other arrangements reasonably satisfactory to such Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender.  Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.7 hereof

(i)  Nothing in this Section or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have to commence any legal action against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

6.14   Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 14.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.15   Bank Products.  Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrowers shall offer Bank Product Providers the first opportunity to bid for all interest rate protection and currency Hedge Agreements during the term of this Agreement.  Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; provided, that, the rights of such Bank Product Provider hereunder and under any of the other Loan Documents shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.  This Section 6.15 shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 7.     COLLATERAL REPORTING AND COVENANTS

7.1    Collateral Reporting.

(a)  Borrowers shall provide Agent with the following documents in a form satisfactory to Agent in each case setting forth the information with respect to US Borrowers, UK Borrowers and Singapore Borrowing Base Guarantors on a separate basis:

(i)     as soon as possible after the end of each calendar month, but in any event within ten (10) Business Days after the end thereof, or, if either (A) Covenant Excess Availability is less than $18,000,000 or (B) a Default or Event of Default shall exist or have occurred and be continuing, as soon as possible after the end of each week, but in any event within three (3) Business Days after the end thereof (or more frequently as Agent may request), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period (such month, week, or day, as applicable), duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;

(ii)    as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request, (A) perpetual inventory reports (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (B) reconciliation of inventory as set forth in the perpetual inventory reports and general ledger of Borrowers, (C) agings of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger), (D) Inventory by location based on branch, (E) agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral), (F) a report of the preferential creditors and Priority Payables of UK Borrowers (including payments of contributions in respect of occupational pension schemes and state scheme premiums) and Singapore Borrowing Base Guarantors under the laws of the United Kingdom and Singapore substantially in the form of Exhibit D hereto, and (G) a list of any creditors of any UK Borrower that impose retention of title, Romalpa or similar provisions as part of its condition of supply to such Borrower,

(iii)  as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request, a certificate by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower consisting of: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrowers in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, (B) the addresses of all new locations of Borrowers and Guarantors acquired or opened since the date of the most recent certificate delivered to Agent containing the information required under this clause, (C) a report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution, including in each case, the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (D) a statement that all sales, use and excise taxes have been paid when due as of the date of the certificate, except as specifically described in such certificate,

(iv)  upon Agent’s reasonable request, (A) reports of sales for each category of Inventory, (B) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (C) copies of shipping and delivery documents, (D) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (E) true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to Indebtedness that Agent has not otherwise received and (F) a certificate of the chief financial officer, vice president of finance, treasurer or controller of Parent listing (1) all applications, if any, by a Borrower or Guarantor for Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), (2) all issuances of registrations or letters on existing applications for Intellectual Property received by a Borrower or Guarantor since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), and (3) all material License Agreements entered into by a Borrower or Guarantor since the date of the prior certificate (or, in the case of the first such certificate, the date hereof); and

(v)  such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b)  Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrowers and Guarantors.  Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.  Subject to the limitations set forth herein, the Borrowing Base may be adjusted based on the information received by Agent pursuant to this Agreement.  If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s reasonable instructions with respect to further services.

(c)  All of the documents, reports and schedules provided by or on behalf of any Borrower or Guarantor to Agent hereunder for Receivables payable in any currency other than US Dollars and Inventory located outside the United States of America shall set forth the US Dollar Equivalent for the amount of the Receivables included in any such documents, reports or schedules.  For purposes hereof, Agent may, at its option, provide to Administrative Borrower, at least five (5) Business Days prior to the date any such documents, reports or schedules are required to be provided by Borrowers or Guarantors to Agent hereunder, the exchange rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers and Guarantors use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules.

7.2    Accounts Covenants.

(a)  Administrative Borrower shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with any account debtor or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds US Dollar Equivalent of $750,000 in any one case or US Dollar Equivalent of $1,500,000 in the aggregate and (ii) all material adverse information of which it has notice relating to the financial condition of any account debtor.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s business in accordance with the current practices of such Borrower as in effect on the date hereof.  At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)  With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except those sent to the Cash Management Accounts or Concentration Accounts, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto other than as reported to Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate in any material respect any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)  Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3    Inventory Covenants.  With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct cycle counts of the Inventory at least once each calendar quarter, but at any time or times as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing, and promptly following each such cycle count shall supply Agent, with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, (i) at their expense, one (1) time in each consecutive twelve (12) month period so long as Covenant Excess Availability is greater than $18,000,000, and (ii) at any time and as many times as Agent requests, at Borrowers’ expense as Agent may request if either (A)  Default or Event of Default shall exist or have occurred and be continuing or (B) Covenant Excess Availability is equal to or less than $18,000,000, deliver or cause to be delivered to Agent written appraisals as to the Inventory performed by an appraiser acceptable to Agent, in form, scope and methodology and containing assumptions and appraisal methods acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto), except where the failure to be in conformity therewith could not reasonably be expected to have a Material Adverse Effect; (f) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (g) as of the date hereof, Borrowers and Guarantors do not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory (except for returns of defective or damaged Inventory for repair or replacement consistent with Borrowers’ policies in effect on the date hereof ) but shall give Agent prior written notice if such practice changes together with such information with respect to the new policy as may reasonably be requested by Agent; (h) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (i) Borrowers and Guarantors shall not acquire or accept any Inventory on consignment or approval unless such Inventory has been specifically identified in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof when required to be included in such report or Agent has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agent.

7.4    Equipment and Real Property Covenants.  With respect to the Equipment and Real Property:  (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or Real Property, in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (g) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment or Real Property.

7.5    Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, (ix) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Bureau of Customs and Border Protection or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (x) do all acts and things which are necessary, in Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents and (b) at any time a Cash Dominion Event exists to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Concentration Accounts and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received if a Cash Dominion Event exists, and (c) at any time to (i) take control of any item of payment constituting Collateral that is received by Agent or any Lender, (ii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iii) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (iv) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6    Right to Cure.  Agent may, at its option, upon prior notice to Administrative Borrower (and so long as Borrowers or Guarantors have not taken such action within five (5) days after such notice, unless Agent determines in good faith that under the circumstances it must act sooner), (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and exercise any rights and remedies with respect thereto.

7.7    Access to Premises.  From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.  Agent shall conduct two (2) field examinations with respect to the Collateral in any consecutive twelve (12) month period at the expense of Borrowers; except, that, (i) Agent may conduct such other field examinations at the expense of Agent and Lenders as Agent may reasonably request from time to time and (ii) Agent may conduct such other field examinations at the expense of Borrowers as Agent may require at Borrowers’ expense at any time (A) a Default or Event of Default shall exist or have occurred and be continuing or (B) Covenant Excess Availability shall be less than $18,000,000.  Lenders shall have the right, at their expense, to accompany Agent in connection with the inspections and examinations described in this Section.

SECTION 8.     REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Banks the following:

8.1    Existence, Power and Authority.  Each Borrower and Guarantor is a corporation, company or limited liability company duly organized or incorporated and in good standing under the laws of its jurisdiction of organization or incorporation and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect..  The execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder  (a) are all within each Borrower’s and Guarantor’s corporate, company or limited liability company powers, as applicable, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documentation, or any indenture, Material Contract or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted hereunder.  This Agreement and the other Loan Documents to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

8.2    Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations.

(a)  The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  No Borrower or Guarantor has, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)  Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number and business identification number of each Borrower and Guarantor, if any.

(c)  The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below and other than Collateral in transit to or from any such locations.  The Information Certificate correctly identifies any of such locations that are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3    Financial Statements; No Material Adverse Effect.  All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Parent and its Subsidiaries as at the dates and for the periods set forth therein.  There has been no act, condition or event which has had or could reasonably be expected to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.  The projections dated April 13, 2010 for the fiscal years ending 2011 through and including 2014 that have been delivered to Agent and any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors believe to be reasonable and fair in light of then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein and using such assumptions and methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof (it being understood that actual results may differ from those set forth in such projections).

8.4    Priority of Liens; Title to Properties.  The security interests and liens granted to Agent under this Agreement and the other Loan Documents constitute valid and perfected first priority liens, hypothecs and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other Permitted Liens.  Each Borrower and Guarantor has good and marketable fee simple title (or freehold, in the case of any Singapore Loan Party) to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or the Permitted Liens.

8.5    Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable by it, except taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.  Each Borrower and Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business (including any VAT)required to be collected and remitted under the laws of the United States, Singapore and the United Kingdom and each possession or territory thereof, and each State Province or other political subdivision thereof, including any State or Province in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.  No notices of tax liens or tax liens have been filed with respect to any such taxes.

8.6    Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor’s or any of their Subsidiary’s knowledge threatened, against or affecting any Borrower, Guarantor or any of their Subsidiaries, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's, Guarantor’s or such Subsidiary’s knowledge threatened, against any Borrower, Guarantor or Subsidiary or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7    Compliance with Other Agreements and Applicable Laws.  Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, in each case where the failure to comply, individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.  Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”).  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where, individually or in the aggregate, it has or could reasonably be expected to have a Material Adverse Effect.  Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any indentures, agreements or other instrument governing Indebtedness binding on it or its property except where the failure to comply has not or could not be reasonably expected to have a Material Adverse Effect.

8.8    Environmental Compliance.

(a)  Except as set forth in Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor, have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on any property owned, leased or operated by it or used by it in any manner which at any time violates in any respect any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor at such properties complies in all material respects with all Environmental Laws and all Permits where such violation or failure to comply, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(b)  Except as set forth in Schedule 8.8 to the Information Certificate, no Borrower or Guarantor has received any notice of or otherwise has any information that there has been any investigation by any Governmental Authority or any proceeding, written complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any investigation pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter with regard to any properties or assets owned, leased or operated by it or used by Borrowers, Guarantors or their Subsidiaries or their businesses, which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(c)  Except as set forth in Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials under or from any property owned, leased or operated by it or used by it or otherwise in connection with their businesses.

8.9    Employee Benefits.

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, has or could reasonably be expected to have a Material Adverse Effect.  Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  Except as set forth in the Information Certificate, there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  Except as set forth in the Information Certificate, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has or could reasonably be expected to have a Material Adverse Effect.

(c)  (i) Except as set forth in the Information Certificate, no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10   Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11   Intellectual Property.  Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business.  As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  To the best of any Borrower’s or Guarantor’s  knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently where such infringement has or could reasonably be expected to have Material Adverse Effect or adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory.  No claim or litigation is pending or threatened in writing against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property where such claim or litigation if adversely determined for any Borrower or Guarantor would reasonably be expected to have a Material Adverse Effect or would adversely affect the ability of any Borrower to sell or otherwise dispose of Inventory.  Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person (other than “off the shelf” license agreements regarding any computer software, hardware, technology or related products) as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof which is necessary or of material value to such Borrower’s or Guarantor’s business (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No material trademark, servicemark, copyright or other material Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to or incorporated in any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12   Subsidiaries; Affiliates; Capitalization; Solvency.

(a)  Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership as of the date hereof except as set forth in Schedule 8.12 to the Information Certificate.

(b)  As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c)  The issued and outstanding shares of Equity Interests of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or otherwise permitted hereunder.

(d)  Parent is, and Borrowers and Guarantors, taken as a whole, are and will continue to be Solvent after the creation of the Obligations, the security interests of Agent, and the other transactions contemplated hereunder.

8.13   Labor Disputes.

(a)  Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)  Except as set forth on Schedule 8.13 to the Information Certificate, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14   Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15   Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16   OFAC.  None of Borrowers, any Subsidiary of any Borrower or any Affiliate of Borrower:   (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or    (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.17   Anti-Terrorism Laws.  No Borrower, Guarantor or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  No Borrower, Guarantor or any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  No Borrower, Guarantor or any of their Subsidiaries is a blocked person described in Section 1 of the Anti-Terrorism Order or, to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.18   Investment Company.  No Borrower or Guarantor or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Federal Power Act, the Interstate Commerce Act,  or any other Federal, or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Borrower or Guarantor or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or an “affiliated person” or a “promoter” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  The making of the Loans hereunder, the application of the proceeds and the repayment thereof by each Borrower and Guarantor and the performance of the transactions contemplated herein will not violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order issued pursuant thereto.

8.19   Federal Reserve Regulations.  Neither Parent nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of buying or carrying margin stock or extending credit for the purpose of buying or carrying margin stock.  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulations T, U and X.

8.20   Pensions.  No UK Loan Party is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and (b)"connected" with or an "associate" (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

8.21   Governing law and Enforcement.  The choice of English law as the governing law of the UK Loan Documents will be recognized and enforced by the jurisdiction of incorporation of each Loan Party which is a party to those documents; and any judgment obtained in England in relation to a UK Loan Document will be recognized and enforced in the jurisdiction of incorporation of each Loan Party which is a party to those documents.

8.22   Pari passu ranking.  Any UK Loan Party's payment obligations under the UK Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

8.23   Ranking.  The UK Loan Documents have or will have the ranking in priority which it is expressed to have in the UK Loan Documents and it is not subject to any prior ranking or pari passu ranking Collateral.

8.24   Registration of UK establishment.  Each Loan Party (other than a UK Loan Party):

(a)  is not an "overseas company that is registered" within the meaning of Part 3 of The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009; or

(b)  has provided to the Agent copies of all documents it has delivered to the Registrar of Companies under:

(i)   Part 2 (Initial registration of particulars) or Part 3 (Alteration in registered particulars) of the Overseas Companies Regulations 2009; or

(ii)   section 1048 of the Companies Act 2006.

8.25  No filing or stamp taxes.  Under the law of each Loan Party's jurisdiction of incorporation it is not necessary that any Loan Documents be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, except:

(a)  registration of particulars of the UK Loan Documents at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the UK Act or any regulations relating to the registration of charges made under, or applying the provisions of, the UK Act and payment of associated fees;

(b)  registration of particulars of the Debenture at the Trade Marks Registry at the Patent Office in England and Wales and payment of associated fees];

(c)  registration of the Debenture at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees,

(d)  registration of each of the Singapore Debentures and each of the Singapore Share Charges with the Accounting and Corporate Regulatory Authority of Singapore and the payment of the applicable amount of stamp duty payable in Singapore in respect of the stamping of each of the Singapore Debentures and each of the Singapore Share Charges; and

(e)  which registrations, filings and fees will be made and paid promptly after the date of the relevant Loan Document.

8.26  Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.27  Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent, Lenders and Issuing Bank on the date of the request for any Loan or any issuance, amendment, renewal or extension of a Letter of Credit and on the date of each additional Loan or such issuance, amendment, renewal or extension, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.     AFFIRMATIVE COVENANTS

9.1    Maintenance of Existence.

(a)  Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate, company or limited liability company existence and rights and franchises with respect thereto except as permitted pursuant to Section 10.1 hereof and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b)  No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor providing for the name change certified by the Secretary of State or comparable official of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)  No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2    New Collateral Locations.  Each Borrower and Guarantor may only open any new location so long as (a) (i) in the case of any US Borrower, such locations are within the United States or its territories, (ii) in the case of any UK Borrower, are within the United Kingdom, and (iii) in the case of any Singapore Borrowing Base Guarantor, such locations are in Singapore, (b) such location is set forth in the applicable report provided for in Section 7.1(a) to the extent required under such Section or in any event if Collateral having a value of more than $250,000 at any one such location or $500,000 for all such locations in the aggregate is or will be kept at such locations, Agent has received ten (10) Business Days’ written notice within the time of the opening of any such new location, and (c) upon Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, so long as no Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers and Guarantors shall only be required to use their commercially reasonable efforts to obtain a Collateral Access Agreement and to the extent that Agent has not received a Collateral Access Agreement acceptable to it for any such location, it may establish a Reserve as provided herein.

9.3    Compliance with Laws, Regulations, Etc.

(a)  Each Borrower and Guarantor shall, and shall cause any of their respective Subsidiaries to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State, or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b)  Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of a material amount of any Hazardous Material that has or could reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice that with respect to any of the following that has or could reasonably be expected to have a Material Adverse Effect: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent upon Agent’s request.  Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)  Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)  Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4    Payment of Taxes and Claims.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5    Insurance.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers if any Borrower or Guarantor fails at any time to do so.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage.  Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates.  Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent or proceeds of condemnation awards payable at any time may be applied to payment of the Obligations (without permanent reduction thereof), whether or not then due, in accordance with Section 6.7 hereof.  Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6    Financial Statements and Other Information.

(a)  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall during regular business hours and upon reasonable notice from the Agent furnish to Agent and upon Agent’s request, to Lenders, all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them (other than materials protected by the attorney-client privilege) at any reasonable time.  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, and upon Agent’s request, to each Lender, the following:

(i)     as soon as available but in any event within thirty (30) days after the end of each fiscal month that is not the end of a fiscal quarter of Parent, monthly statements of income and loss, provided, that, in the event that Covenant Excess Availability shall be less than $18,000,000 and at all times thereafter, then as soon as available, but in any event within thirty (30) days after the end of each fiscal month that is not the end of a fiscal quarter of Parent, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case, balance sheets, statements of income and loss, statement of cash flow, and statements of shareholders equity), all in reasonable detail (but without footnotes), fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries (with separate summary information for Borrowers and Guarantors) as of the end of and through such fiscal month, subject to normal year-end adjustments; and

(ii)    as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries (with separate summary information for Borrowers and Guarantors only) as of the end of and through such fiscal quarter, subject to normal year-end adjustments; and

(iii)   within ninety (90) days after the end of each fiscal year of Parent, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries (with separate summary information for Borrowers and Guarantors only) as of the end of and for such fiscal year.

(b)  Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than US Dollar Equivalent of $500,000 or which if adversely determined would result in any Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of US Dollar Equivalent of $2,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)  Borrowers and Guarantors shall furnish to Agent (i) not less than ten (10) Business Days’ prior written notice of (A) the intention of any Subsidiaries of Parent to merge or consolidate as permitted under Section 10.1(a) hereof, together with such other information with respect thereto as Agent may reasonably request, (B) the issuance and sale by Parent or any of its Subsidiaries of Equity Interests as permitted under clause (c) of the definition of the term Permitted Disposition, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the Net Cash Proceeds which it is anticipated will be received by such Borrower or Guarantor and such other information with respect thereto as Agent may reasonably request, (C) the intention of any Subsidiary of Parent to wind up, liquidate or dissolve as permitted under Section 10.1(c) hereof, together with such other information with respect thereto as Agent may reasonably request, (D) the intention of such Borrower or Guarantor to incur Indebtedness permitted under Sections 10.3(h),and 10.3(j), which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, and (ii) all notices or demands in connection with Indebtedness evidenced by or arising under Indebtedness permitted under Sections 10.3(h) or any Refinancing Indebtedness in respect thereof in each case, either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.

(d)  Borrowers and Guarantors shall furnish to Agent, and upon Agent’s reasonable request, to each Lender, in form and detail reasonably satisfactory to Agent:

(i)     concurrently with the delivery of the financial statements referred to in Section 9.6(a)(i), a compliance certificate substantially in the form of Exhibit E hereto by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, the ratio and amounts provided for in Section 11 of this Agreement for such month (whether or not compliance is then required) and a written summary of material changes if any, either in GAAP or in the consistent application thereof that materially affected the financial covenant calculations for the applicable period;

(ii)      concurrently with the delivery of the financial statements referred to in Section 9.6(a)(iii), the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which independent accounting firm shall be selected by Administrative Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or if any such Default or Event of Default shall exist as it relates to any financial matters, including as to Section 11.1, stating the nature and status of such event;

(iii)     concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(ii) and 9.6(a)(iii), a management discussion and analysis (in substantially the same format and with the same scope of information as provided to Agent prior to the date hereof);

(iv)     at such time as available, but in any event no later than thirty (30) days prior to the last day of each fiscal year of Parent, beginning with the fiscal year ending December 31, 2010, projected consolidated and consolidating financial statements (including in each case substantially in the same format and with the same scope of information as in the projections most recently provided to Agent prior to the date hereof) of Parent and its Subsidiaries (such projections to include consolidating projections for Parent and its US Subsidiaries and for the Non-US Subsidiaries) for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projected financial statements shall be prepared on a monthly basis for the next succeeding year and shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein believed by the Parent to be reasonable at the time made and fair in light of then current conditions and facts(it being understood that actual results may differ from those set forth in such projected financial statements);

(v)      promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent generally to the equity holders of any Borrower or Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which a Borrower or Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Agent pursuant hereto;

(vi)     concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors containing information regarding the amount of all sales or other dispositions of assets (whether voluntary or involuntary), issuances or incurrence of Indebtedness or Equity Interests, Permitted Investments, Restricted Payments, and optional prepayments of Indebtedness that occurred during the period covered by such financial statements and such other information with respect thereto as Agent may request;

(vii)    promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

(viii)   promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent or any Subsidiary thereof;

(ix)     concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(i) and 9.6(a)(ii), a certificate by the chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower on behalf of Borrowers and Guarantors attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

(e)  As to any information contained in materials furnished pursuant to Section 9.6(d)(iv), Borrowers shall not be separately required to furnish such information under Section 9.6(a) hereof, but the foregoing shall not be in derogation of the obligation of Borrowers to furnish the information and materials described in Section 9.6(a) at the times specified therein.

(f)  Borrowers and Guarantors hereby acknowledge that Agent and/or its Affiliates may make available to Lenders and Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, or another similar electronic system.

(g)  Borrowers and Guarantors shall furnish or cause to be furnished to Agent such other budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 15.5 hereof.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7    Compliance with ERISA; UK Pensions Schemes.

(a)  Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

(b)  Each Borrower and Guarantor shall ensure that all pension schemes operated by or maintained for the benefit of UK Group Companies and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any UK Group Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any UK Group Company ceasing to employ any member of such a pension scheme).

(c)  Each Borrower and Guarantor shall ensure that no UK Group Company is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(d)  Each Borrower and Guarantor shall deliver to the Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Company); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in Section 9.7(b).

(e)  Each Borrower and Guarantor shall promptly notify the Agent of any material change in the rate of contributions to any pension scheme mentioned in Clause 9.7(b) paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

9.8    End of Fiscal Years; Fiscal Quarters.  Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ fiscal years to end on the last day of February of each year, and fiscal quarters to end on the last day of each of May, August, November and February of each year.

9.9    License Agreements.

(a)  Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a material default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 10.11(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.  For purposes of this Section 10.11, the term “material License Agreement” shall mean any License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), including without limitation, the Nippon License Agreement.

(b)  Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder.  Any sums so paid by Agent shall constitute part of the Obligations.

9.10   Additional Guaranties and Collateral Security; Further Assurances.

(a)  In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof, subject to the last sentence of this clause (a) below, as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, (A) a joinder agreement to the Loan Documents in order to make such Subsidiary a party to this Agreement as a “Borrower” if it owns accounts or inventory that Administrative Borrower requests be included as Eligible Accounts and Eligible Inventory or otherwise as a “Guarantor”, and (B) a guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Loan Documents, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required under Section 9.2), other agreements, documents or instruments contemplated under Section 5.3 and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary and the Equity Interests of any Borrower or Guarantor in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming or acquiring such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, and otherwise comply with the terms of Section 5.2 hereof with respect thereto, and deliver such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.  Notwithstanding anything to the contrary set forth above, the foregoing shall not apply with respect to any such Subsidiary formed or acquired after the date hereof that is a Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof).

(b)  In the case of an acquisition of assets (other than Equity Interests) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder (except in the case of deposit accounts, within thirty (30) days after the acquisition thereof; provided, that, in no event shall any such assets consisting of Accounts or Inventory so purchased be deemed to be Eligible Accounts or Eligible Inventory until Agent is perfected in such deposit accounts, except as Agent may otherwise agree), (ii) except as Agent may otherwise agree, all Collateral Access Agreements (to the extent required under Section 9.2 hereof) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, and (iii) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c)  Notwithstanding anything to the contrary contained herein, if Administrative Borrower requests that the assets of any Subsidiary or any assets acquired directly by a Borrower or Guarantor be included in the Borrowing Base, Agent shall have completed a field examination with respect to the business and assets of such Subsidiary or such assets so acquired in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Subsidiary or such assets, the scope and results of which shall be reasonably satisfactory to Agent before such assets may be included.  Any Accounts or Inventory of such Subsidiary shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts or Eligible Inventory set forth herein are satisfied with respect thereto (or such other or additional criteria as Agent may, at its option, establish with respect thereto, and subject to such Reserves as Agent may establish in connection with the business of the Subsidiary or such assets), and, if requested by Agent, in the case of Eligible Inventory to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.3 hereof.

(d)  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.  Agent may at any time and from time to time in good faith request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied.  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.11   Centre of Main Interests.  Each UK Loan Party shall maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation.

9.12   Costs and Expenses.  Borrowers and Guarantors shall pay to Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day) subject to the limitations set forth in Section 7.7 hereof; (g) any VAT incurred by Agent or any Lender; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and in respect of the matters set forth in clause (e) above, of counsel to Agent (including such local counsel as Agent may require), and, following the occurrence and during the continuance of an Event of Default, the reasonable fees and disbursements of one counsel (including legal assistants) to Lenders in connection any of the foregoing and in respect of the matters set forth in clauses (d) and (e) above.  Upon Administrative Borrower’s request, Agent will provide such information with respect to such costs and expenses as is customary for Agent to maintain and provide to borrowers.

SECTION 10.    NEGATIVE COVENANTS

10.1   Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any wholly-owned Subsidiary of Parent (other than any Borrower or Guarantor) may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower or Guarantor), (ii) any US Borrower may merge with and into or consolidate with any other US Borrower or US Loan Party (including Parent) so long as such US Borrower is the surviving entity except if such merger or consolidation is with Parent, and then so long as Parent is surviving entity, (iii) any UK Borrower may merge with and into or consolidate with any other UK Loan Party so long as such UK Borrower is the surviving entity, (iii) any Singapore Borrowing Base Guarantor may merge with and into or consolidate with any other Singapore Loan Party so long as such Singapore Borrowing Base Guarantor is the surviving entity; provided, that, each of the following conditions is satisfied:  (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail reasonably satisfactory to Lender, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (C) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State or comparable governmental official, as applicable (with a copy as filed promptly after such filing), (D) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Loan Documents to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b)  sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or Indebtedness to any other Person or any of its assets to any other Person, except for Permitted Dispositions;

(c)   wind up, liquidate or dissolve except that any Subsidiary of Parent (other than a Borrower or Singapore Borrowing Base Guarantor) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) days prior written notice of the intention of such Subsidiary to wind-up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d)  agree to do any of the foregoing, except to the extent that such agreement contains a condition requiring the consent of the Required Lenders if the agreement to do any of the foregoing is otherwise prohibited by the terms hereof.

10.2   Encumbrances.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except Permitted Liens.

10.3   Indebtedness.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)  the Obligations;

(b)  purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed the US Dollar Equivalent of $500,000 in the aggregate for all of such Indebtedness at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)  guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d)  the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted hereunder;

(e)  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided or entered into in the ordinary course of business;

(f)  Indebtedness of a Borrower or Guarantor arising in connection with the endorsement of instruments for deposit or collection in the ordinary course of business;

(g)  Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;

(h)  unsecured Indebtedness of any Borrower or Guarantor or any of their respective Subsidiaries arising after the date hereof to any third person (but not to any other Borrower or Guarantor, or Subsidiary of Parent); provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed the US Dollar Equivalent of $2,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto; except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(i)  the Indebtedness set forth on Schedule 10.3 to the Information Certificate, provided, that, as to the guarantee of the Parent described thereon, the principal amount of Indebtedness guaranteed shall not exceed the US Dollar Equivalent of $2,000,000;

(j)  existing Indebtedness of any Subsidiary acquired after the date hereof pursuant to a Permitted Acquisition; provided, that, (i) such Indebtedness shall not have been incurred by any such Subsidiary in contemplation of the acquisition, (ii) such Subsidiary is not a Borrower or Guarantor, (iii) no Borrower or Guarantor is or shall be liable in respect of such Indebtedness, (iv) such Indebtedness is otherwise permitted pursuant to the terms of this Agreement and the other Loan Documents, and (v) immediately after giving effect to such acquisition, no Event of Default shall exist or have occurred and be continuing;

(k)  guaranties made by any Borrower or Guarantor of any Indebtedness otherwise permitted under this Section 10.3; and

(l)  Indebtedness of any Borrower, Guarantor or Subsidiary arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Sections 10.3(b), (h) or (i) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii)promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrowers and Guarantors which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, taken as a whole, so that in view of all of the terms and conditions of the Refinancing Indebtedness, such terms and conditions are no less favorable to Borrowers and Guarantors, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (vii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced and (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of Borrowers and Guarantors incurred in connection with such refinancing), (viii)  the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (ix)  Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Refinancing Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for.

10.4   Loans, Investments, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:

(a)  Permitted Investments; and

(b)  Permitted Acquisitions.

10.5   Restricted Payments.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)  Borrowers and Guarantors, and each Subsidiary, may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person, so long as such payments do not result in a Change of Control;

(b)  Borrowers and Guarantors may pay, or declare or pay dividends or distributions to Parent, the proceeds of which are used to make substantially contemporaneous payments of, any of the following:

(i)    out-of-pocket expenses for administrative, legal and accounting services provided by third parties incurred in the ordinary course of business in connection with the businesses of Borrowers and Guarantors, or to pay franchise fees and similar costs incurred in connection with the businesses of Borrowers and Guarantors; provided, that, as of the date of any such payments or distributions and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(ii)   taxes attributable to the businesses of Borrowers as part of a consolidated, combined or unitary tax filing group or of the separate operations of Parent which are actually due and payable (not to exceed in any event the amount of tax that Borrowers and its Subsidiaries would otherwise pay if not part of such filing group);

(c)  Borrowers and Guarantors may pay, or declare or pay dividends or distributions to Parent, in addition to the dividends permitted pursuant to clause (b) above, provided, that, as of the date of any such payments or distributions and after giving effect thereto, (i) no Default or Event of Default shall exist or have occurred and be continuing, and (ii) such dividend shall be paid with funds legally available therefor; and

(d)  NIC- Asia and NIC -UK may pay, or declare or pay dividends or distributions to Nippon, provided, that, as of the date of any such payments or distributions and after giving effect thereto, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the aggregate amount of such dividends and distributions paid in any fiscal year of Borrowers and Guarantors shall not exceed the US Dollar Equivalent of $300,000, and (iii) such dividend shall be paid with funds legally available therefor;, and

(e)  payments permitted to be made under Section 10.9 hereof in accordance therewith.

10.6   Transactions with Affiliates.  Borrowers and Guarantors shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of any Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor, as the case may be, would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following:

(a)  Restricted Payments permitted under Section 10.5 hereof;

(b)  payments to Nippon pursuant to Nippon License Agreement (as in effect on the date hereof);

(c)  the payment of reasonable fees to directors of Borrowers who are not employees of Borrowers;

(d)  advances to employees permitted under clause (g) of the definition of Permitted Investments;

(e)  employment agreements and arrangements of Borrowers or Guarantors (including, without limitation, benefits, expense reimbursement or advancement) approved by the Board of Directors of a Borrower or Guarantor or committee thereof or as are expressly provided for in the certificate or articles of incorporation, articles of formation, by-laws or management agreement of any Borrower or Guarantor, and such reasonable insurance and indemnification arrangements for officers and directors as are approved by the Board of Directors or a committee thereof, or of the members, as the case may be, or as expressly provided for in the certificate or articles of incorporation  or formation or by-laws or operating agreement of such Borrower or Guarantor; and

(f)  any employee benefit plan available to employees of Borrowers or Guarantors generally.

10.7  Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

10.8  Limitation of Restrictions Affecting Subsidiaries.  Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

10.9  Certain Payments of Indebtedness, Etc.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness or the Indebtedness of any direct or indirect owner of any Equity Interest in Parent, other than the Indebtedness under the Loan Documents (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose; except, that:

(a)  Borrowers may make payments in respect of Indebtedness permitted under Section 10.3(h) with proceeds of Refinancing Indebtedness as permitted under Section 10.3(l); and

(b)  as to payments in respect of any other Indebtedness permitted under Section 10.3 hereof not subject to the provisions above in this Section 10.9, Borrowers and Guarantors may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto).

10.10  Modifications of Indebtedness, Organizational Documents and Certain Other Agreements.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to:

(a)  amend, supplement, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents, as applicable, including, without limitation, entering into any agreement with respect to any of its Equity Interests, except for new agreements, amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or Guarantor, or its Subsidiaries, and do not adversely affect the ability of a Borrower, Guarantor or such Subsidiary to borrow hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders and so long as at the time of such amendment, modification or change, no Default or Event of Default shall exist or have occurred and be continuing;

(b)  amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under Sections 10.3(j) hereof, except, that, Borrowers and Guarantors, and any Subsidiary, may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary.

10.11  Nippon License Agreement.  Notwithstanding anything to the contrary set forth in Section 9.9 hereof, the Nippon License Agreement shall be in full force and effect at all times during the term of the Loan Agreement and for so long as any Obligations remain outstanding thereafter.

10.12  UK Bank Accounts.  No UK Borrower shall maintain any bank account which is not a Charged Account (as defined in the Debenture).

10.13  Designation as Designated Senior Debt.  Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, designate any Indebtedness, other than the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Indebtedness of Borrowers or Guarantors which contains such designation, if any.  Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Indebtedness permitted under Section 10.3 hereof of any Borrower or any Guarantor which contains such designation.

10.14  Distributor Agreements.  At all times upon the occurrence and during the continuance of a Cash Dominion Event, to the extent that any Borrower or Guarantor acts as a distributor for a supplier or manufacturer of goods under or pursuant to any “distributor” agreement (or like agreement or arrangement) and such Borrower or Guarantor returns product to any such supplier or manufacturer, as the case may be, such Borrower or Guarantor shall, to the extent that such agreement gives such Borrower the option, require a cash payment from the applicable supplier or manufacturer in respect of any such return in lieu of receiving a credit in respect thereof.  In furtherance of the foregoing, Borrowers agree to report to Agent, at Agent’s option, no less frequently than weekly (or more frequently as Agent may request), all such returns of merchandise during the continuance of a Cash Dominion Event.

10.15  Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a Sanctioned Entity or Sanctioned Person as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

SECTION 11.   FINANCIAL COVENANT

11.1    Fixed Charge Coverage Ratio.  At any time that Covenant Excess Availability is less than $18,000,000 and at all times thereafter, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.10 to 1.00 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month; provided, that, in the event that the Consolidated EBITDA of US Borrowers, UK Borrowers, and Singapore Borrowing Base Guarantors does not constitute more than ninety-five (95%) percent of the Consolidated EBITDA of Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive month period prior to the date on which the Fixed Charge Coverage Ratio is required to be determined, the Fixed Charge Coverage Ratio shall measured by this covenant shall be the Fixed Charge Coverage Ratio of Borrowers and Guarantors (on a consolidated basis).

SECTION 12.  EVENTS OF DEFAULT AND REMEDIES

12.1  Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)  any Borrower or Guarantor fails to pay any Obligation hereunder when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise);

(b)  any Borrower, Guarantor or Subsidiary: (i) fails to perform or observe any of the covenants or other agreements contained in Sections 2, 5, 6.6, 6.9, 7.1(a)(i), 7.1(a)(ii), 7.2, 7.3, 7.7, 9.1, 9.2, 9.5, 9.6, 9.9, 10 and 11 of this Agreement or the sections of the other Loan Documents specified on Schedule 12.1 hereto; or (ii) fails to perform or observe any of the covenants or other agreements contained in Section 7.1(a)(iv) and such failure shall continue for five (5) Business Days, provided, that, such five (5) Business Day period shall not apply in the case of (A) any failure to observe any such covenant or other agreement which is not capable of being cured at all within such five (5) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant, or (iii) fails to perform or observe any of the terms, provisions, covenants, conditions or other agreements contained in this Agreement or any of the other Loan Documents other than those described in Sections 12.1(b)(i) or 12.1(b)(ii) above and such failure shall continue for ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of (A) any failure to observe any such covenant or other agreement which is not capable of being cured at all or within such ten (10) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant;

(c)  any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by any Borrower or Guarantor to Agent shall when made or deemed made be incorrect, false or misleading in any material respect;

(d)  any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(e)  any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of the US Dollar Equivalent of $2,500,000 in any one case or in excess of the US Dollar Equivalent of $5,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment, expropriation, sequestration, distress, or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of US Dollar Equivalent of $1,000,000;

(f)  any Guarantor dissolves or suspends or discontinues doing business except to the extent permitted under Section 10.1 hereof;

(g)  any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(h)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or a petition, case, application or proceeding under any bankruptcy or insolvency laws of the United Kingdom (including the Insolvency Act 1986 of England and Wales, the Enterprise Act 2002 of England and Wales and the Companies Acts 1985 and 2006 of England and Wales), Singapore (including the Bankruptcy Act, Chapter 20 of Singapore and Companies Act, Chapter 50 of Singapore) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower, Guarantor or any Subsidiary or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower, Guarantor or Subsidiary shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner or any other step is taken or procedure is commenced including the making of an application or service of a notice with a view to any UK Borrower being adjudicated or found insolvent or the winding up or dissolution of any UK Borrower, or the appointment of an administrator, trustee, receiver or similar officer in respect of any UK Borrower;

(i)  (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, or (ii) a petition, case, application or proceeding under any bankruptcy or insolvency laws of the United Kingdom (including the Insolvency Act 1986 of England and Wales, the Enterprise Act 2002 of England and Wales and the Companies Acts 1985 and 2006 of England and Wales), Singapore (including the Bankruptcy Act, Chapter 20 of Singapore and Companies Act, Chapter 50 of Singapore), or any similar law now or hereafter in effect in any jurisdiction or under any insolvency, arrangement, reorganization, moratorium, administration, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed, taken or commenced after the date hereof by any Borrower, Guarantor or Subsidiary or for all or any part of its property, including, without limitation, if any Borrower, Guarantor or Subsidiary shall:  (A) apply for, request or consent to the appointment of a receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, judicial manager, administrator, controller or any other similar official of it or of all or a substantial part of its property and assets, (B) be generally unable, or admit in writing its inability, to pay its debts as they become due, or, in respect of a UK Borrower, the value of its assets is less than that its liabilities (taking into account contingent and prospective liabilities), (C) make a general assignment for the benefit of creditors or, in respect of a UK Borrower, declare a moratorium in respect of its Indebtedness, (D) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, judicial management, moratorium or arrangement with its creditors, or enter into discussions with one or more of its creditors at any one time with respect to rescheduling any of its Indebtedness, (E) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises, judicial managements or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding, or (F) take any corporate action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

(j)  any default in respect of any Indebtedness of any Borrower, Guarantor or Subsidiary in any case in an amount in excess of the US Dollar Equivalent of $1,000,000 (other than Indebtedness owing to Agent and Lenders hereunder), which default continues for more than the applicable cure period, if any, with respect thereto which permits the holders of such Indebtedness to accelerate the maturity thereof or any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(k)  any UK Loan Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(l)  the value of the assets of any UK Loan Party is less than its liabilities (taking into account contingent and prospective liabilities);

(m)   a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any UK Loan Party;

(n)  any material provision hereof or of any of the other Loan Documents shall for any reason (other than as expressly permitted herein or therein) cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(o)  an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower, Guarantor or Subsidiary in an aggregate amount in excess of $750,000;

(p)  any Change of Control shall occur;

(q)  there shall be a Material Adverse Effect after the date hereof;

(r)  the indictment by any Governmental Authority of any Borrower or Guarantor as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of Agent under any criminal statute, pursuant to which statute the penalties or remedies sought or available include forfeiture of any of the Collateral having a value in excess of $1,000,000;

(s)  there shall be an event of default under any of the other Loan Documents; or

(t)  any Borrower, Guarantor or Subsidiary is declared by the Minister for Finance of Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

12.2  Remedies.

(a)  At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC, and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Loan Documents, the UCC, or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Loan Documents.  Subject to Section 14 hereof, Agent may, and at the direction of the Required Lenders shall proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b)  Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(g) and 12.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 12.1(g) and 12.1(h), the Commitments and any other obligation of the Agent, any Lender or Issuing Bank hereunder shall automatically terminate).

(c)  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations.  Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d)  At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)  To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)  For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)  At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with Section 6.7 hereof, whether or not then due, or may hold such proceeds as cash collateral for the Obligations.  Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)  Without limiting the foregoing, upon the occurrence and at any time during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence and continuance of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 13.	JURY TRIAL WAIVER; OTHER WAIVERS
AND CONSENTS; GOVERNING LAW

13.1   Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)  The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)  Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)  Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.

(d)  BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)  Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Borrower and Guarantor:  (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent, Lenders and Issuing Banks are relying upon, among other things, the waivers and certifications set forth in this Section 13 and elsewhere herein and therein.

13.2  Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

13.3  Amendments and Waivers.

(a)  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Loan Documents (other than with respect to any provision of Section 14 hereof), by the Borrowers and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)  reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)  increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)  amend, modify or waive any terms of Section 6.7 hereof, without the consent of each Lender directly affected thereby,

(iv)  release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 14.11(b) hereof), without the consent of Agent and all of Lenders,

(v)  change the definition of Required Lenders without the consent of Agent and all of Lenders,

(vi)  consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vii)  amend, modify or waive any terms of this Section 13.3 hereof, without the consent of Agent and all of Lenders;

(viii)  increase the percentage used as advance rates in the definitions of each of the terms UK Tranche A Borrowing Base, UK Tranche B Borrowing Base or US Borrowing Base (in each case other than as provided for in the definition of such terms), without the consent of Agent and all of Lenders; or

(ix)  amend, modify or waive any provision of the definition of the term UK Tranche A Borrowing Base, UK Tranche B Borrowing Base or US Borrowing Base, in each case as to any of the foregoing if the effect thereof increases the amount of the UK Tranche A Borrowing Base, UK Tranche B Borrowing Base or US Borrowing Base, without the consent of Agent and the Supermajority Lenders.

(b)  Agent, Lenders and Issuing Banks shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)  Notwithstanding anything to the contrary contained in Section 13.3(a) above, in the event that any Lender has failed to consent, or failed to consent in a timely manner, to any proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.3(a) requires the consent of all of the Lenders, the Supermajority Lenders or of each Lender affected thereby (such Lender being referred to herein as a “Non-Consenting Lender”), and with respect to which the Required Lenders shall have given their consent then Borrowers or WFCF shall have the right, but not the obligation, at any time thereafter, and upon the exercise by a Borrower or WFCF of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to an Eligible Transferee approved by WFCF, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Borrowers or WFCF, as the case may be, shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance Agreement (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, WFCF, or such Eligible Transferee specified by WFCF, shall pay to the Non-Consenting Lender (except as WFCF and such Non-Consenting Lender may otherwise agree) the amount equal to:  (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Loan Documents multiplied by the fraction, the numerator of which is the number of months remaining in then current term of the Credit Facility and the denominator of which is the number of months in then current term thereof.  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)  The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 13.3.  The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of such Issuing Bank hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of such Issuing Bank shall not be required for any other amendments, waivers or consents.  The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swing Line Lender hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section.  Notwithstanding anything to the contrary contained in Section 13.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items for a period not to exceed one hundred and twenty (120) days after the date hereof or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Loan Documents as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)  The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.7(a) hereof.

(f)  Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) Agent and the Required Lenders shall determine whether or not to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(g)  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Agent with the express consent of the Required Lenders (and, if its rights or obligations are affected thereby, the Issuing Bank or Swing Line Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

13.4  Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.5  Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 13.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 14.    THE AGENT

14.1    Appointment, Powers and Immunities.  Each Secured Party irrevocably designates, appoints and authorizes WFCF to act as Agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

14.2    Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or other electronic means) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

14.3  Events of Default.

(a)  Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 14.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Banks may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b)  Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Loan Documents.

14.4  WFCF in its Individual Capacity.  With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as WFCF shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include WFCF in its individual capacity as Lender hereunder.  WFCF (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and WFCF and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.5  Indemnification.  Lenders agree to indemnify Agent and Issuing Banks (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

14.6  Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

14.7  Failure to Act.  Except for action expressly required of Agent hereunder and under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 14.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

14.8  Additional Loans.  Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans and Swing Line Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 14.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

14.9  Concerning the Collateral and the Related Loan Documents.  Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

14.10  Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b)  expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)  agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 15.5 hereof, and not to distribute or use any Report in any other manner.

14.11  Collateral Matters.

(a)  Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 14.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at Agent’s option; provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Loan Documents consisting of (A) costs, fees and expenses and (B) payments to Issuing Banks in respect of any Letter of Credit Obligations.  The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.13, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) Business Days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b)  Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 16.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 10.1 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by Required Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.  Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c)  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)  Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

14.12  Agency for Perfection.  Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

14.13  Agent May File Proofs of Claim.

(a)  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, judicial management, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Bank and Agent allowed in such judicial proceeding; and

(ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b)  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14  Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower.  If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Any resignation of Agent pursuant to this Section shall also constitute the resignation of WFCF or its successor as Swing Line Lender and Issuing Bank, and any successor agent that is appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank for all purposes thereunder.  At the time any such resignation or replacement shall become effective, Borrowers shall pay the full outstanding principal amount of all Swing Line Loans and all accrued and unpaid fees and expenses of the retiring Swing Line Lender and Issuing Bank.  From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it thereafter and (ii) the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

14.15  Other Agent Designations.  Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15.  APPOINTMENT OF AGENT AS SECURITY TRUSTEE UNDER THE UK LOAN DOCUMENTS AND THE SINGAPORE LOAN DOCUMENTS

15.1    Appointment of the Security Trustee.

(a)  The Secured Parties appoint the Agent to hold the Security Interests constituted by the UK Loan Documents and the Singapore Loan Documents on trust for the Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.

(b)  The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the UK Loan Documents and Singapore Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

15.2    Duties of the Agent.

(a)  Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Loan Party.

(b)  The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

15.3    Appointments by the Agent under the UK Documents.

(a)  The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by any of the UK Loan Documents and the Singapore Loan Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(b)  The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by any UK Loan Document or Singapore Loan Document as may be conferred by the instrument of appointment of that person.

(c)  The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(d)  The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.  All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and any Fee Letter, as paid or incurred by the Agent.

(e)  Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together Rights) of the Agent (in its capacity as security trustee) under the UK Loan Documents and the Singapore Loan Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Loan Documents and the Singapore Loan Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

15.4    The UK Loan Documents and Singapore Loan Documents.

(a)  Each Secured Party confirms its approval of the UK Loan Documents and the Singapore Loan Documents and authorizes and instructs the Agent: (i) to execute and deliver the UK Loan Documents and the Singapore Loan Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Loan Documents and the Singapore Loan Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Loan Documents and the Singapore Loan Documents.

(b)  The Agent may accept without inquiry the title (if any) which any person may have to any of the Charged Property.

15.5    Agent as Proprietor.  Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any Security Interest constituted by a UK Loan Document or a Singapore Loan Document and accordingly authorizes: (a) the Agent to hold such Security Interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such Security Interest.

15.6    Investments  Except to the extent that a UK Loan Document otherwise requires, any moneys which the Agent receives under or pursuant to a UK Loan Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

15.7    Releases of Charged Property  On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Loan Parties) execute any release of the relevant Loan Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

15.8    Exclusion of Liability.

(a)  The Agent shall not be liable for:

(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by any UK Loan Document or Singapore Loan Document;

(ii)   any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by the UK Loan Documents;

(iii)  the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)  any shortfall which arises on enforcing the UK Loan Documents or Singapore Loan Documents.

(b)  The Agent shall not be obligated to:

(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or any of the UK Loan Documents;

(ii)   hold in its own possession any UK Loan Document or Singapore Loan Document, title deed or other document relating to the Charged Property or the UK Loan Documents or the Singapore Loan Documents;

(iii)  perfect, protect, register, make any filing or give any notice in respect of the UK Loan Documents or Singapore Loan Documents (or the order of ranking of any UK Loan Document or Singapore Loan Document, as applicable), unless that failure arises directly from its own gross negligence or wilful misconduct; or

(iv)  require any further assurances in relation to any UK Loan Document or Singapore Loan Document.

15.9  Insurance

(a)  In respect of the UK Loan Documents or Singapore Loan Documents, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over the Charged Property.

(b)  In respect of the UK Loan Documents or Singapore Loan Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

15.10  Appointment of Successor Agent under the UK Documents.  Every appointment of a successor Agent under the UK Loan Documents shall be by deed.

15.11  Trustee Acts.

(a)  Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(b)  In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

15.12  Perpetuity Period. The perpetuity period under the rule against perpetuities if applicable to this Agreement, the UK Loan Documents and the Singapore Loan Documents shall be 80 years from the date of this Agreement.

SECTION 16.  TERM OF AGREEMENT; MISCELLANEOUS

16.1    Term.

(a)  This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Maturity Date or any other date of the termination of the Commitments, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the US Payment Account and/or the any of the UK Payment Accounts, as the case may be, or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the applicable Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon.

(b)  No termination of the Commitments, this Agreement or any of the other Loan Documents shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Loan Documents until all Obligations (other than indemnities and contingent Obligations which have not yet accrued) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC or other applicable law to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than indemnities and contingent Obligations which have not yet accrued) paid and satisfied in full in immediately available funds.

16.2  Interpretative Provisions.

(a)  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)  All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)  All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)  The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)  All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. .  Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.  All references to the term "reasonably" or “reasonable” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h)   References to “contingent Obligations which have not yet accrued” in the phrase “(other than indemnities and contingent Obligations which have not yet accrued)” used throughout the Loan Documents shall not include Obligations arising (i) in respect of issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment to the extent Agent has received cash collateral or a letter of credit as contemplated by Section 13.1 (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and (ii) under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are not paid in full in cash or cash collateral or letter of credit as contemplated by Section 16.1) and terminated in a manner satisfactory to such other party).

(i)  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(j)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(k)  Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(l)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(n)  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

16.3    Notices.

(a)  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) Business Days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 16.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Nu Horizons Electronics Corp.
70 Maxess Road
Melville, NY 11747
	Attention:	Kurt Freudenberg, Chief
Financial Officer
	Telecopy No.:	(631) 794-2441

with a copy to:	Farrell Fritz, P.C. 1320 RXR Plaza Uniondale, NY 11556-1320 Attention: Nancy Lieberman, Esq. Telecopy No.: (516) 516-227-0777

If to Agent or Issuing Bank:	Wachovia Capital Finance Corporation (New England) 12 E. 49th Street New York, New York 10017 Attention: Portfolio Manager — Nu Horizons Telecopy No.: 212-545-4283

(b)  Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

16.4    Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

16.5    Confidentiality.

(a)  Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank; provided, that, nothing contained herein shall limit the disclosure of any such information (and the Singapore Borrowing Base Guarantors hereby authorize any such disclosure): (i) to the extent required or permitted by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants,  in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 16.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b)  In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c)  In no event shall this Section 16.5 or any other provision of this Agreement, any of the other Loan Documents or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or  prevent Agent, a Lender or Issuing Bank from responding to routine informational requests  in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent, Lenders and Issuing Bank under this Section 16.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.  In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Agent may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

16.6    Successors.  This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns; except, that, no Borrower or Guarantor may assign its rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 16.7 below. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders, Issuing Bank and other Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

16.7    Assignments; Participations.

(a)  Each Lender may, with the prior written consent of Agent, Issuing Bank, and Swing Line Lender, make assignments of all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (or if the Commitment of such Lender is less than $5,000,000, the remaining amount of such Lender’s Commitment), of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance Agreement; provided, that,  (i) such transfer or assignment will not be effective until recorded by Agent on the Register, and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under this Agreement.

(c)  By execution and delivery of an Assignment and Acceptance Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(d)  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iii) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(e)  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f)  Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 16.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(g)  Any Lender that is Issuing Bank may at any time assign all of its Commitments pursuant to this Section 16.7.  If such Issuing Bank ceases to be  Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

16.8    Entire Agreement.  This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

16.9    USA Patriot Act.  Each Lender subject to the Patriot Act hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Patriot Act  and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

16.10  Counterparts, Etc.  This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

16.11  Judgment Currency.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or any other Loan Document in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a challenge with respect to Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers or Guarantors will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or any other Loan Document in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement or any other Loan Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers, and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT:

WACHOVIA CAPITAL FINANCE
CORPORATION (NEW ENGLAND), as Agent,
Swing Line Lender, and a Lender

By:	/s/ Anwar S. Young
Name:	Anwar S. Young
Title:	Vice President

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[Loan and Security Agreement Signature Page - Nu Horizons]

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ISSUING BANK:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, Issuing Bank

By:	/s/ Anwar S. Young
Name:	Anwar S. Young
Title:	Vice President

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BORROWERS:

NU HORIZONS ELECTRONICS CORP.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	EVP/Chief Financial Officer

NIC COMPONENTS CORP.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

NU HORIZONS INTERNATIONAL CORP.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

RAZOR ELECTRONICS, INC.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

TITAN SUPPLY CHAIN SERVICES CORP.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

NU HORIZONS ELECTRONICS LIMITED

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

NIC COMPONENTS EUROPE LIMITED

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

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 [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS:

NU HORIZONS ELECTRONICS ASIA PTE LTD

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	Chief Financial Officer

NIC COMPONENTS ASIA PTE LTD

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	Chief Financial Officer

NU HORIZONS ELECTRONICS EUROPE
LIMITED

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

NUXCHANGE B2B SERVICES, INC.

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

TITAN SUPPLY CHAIN SERVICES LIMITED

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	VP/Chief Financial Officer

TITAN SUPPLY CHAIN SERVICES PTE LTD

By:	/s/ Kurt Freudenberg
Name:	Kurt Freudenberg
Title:	Chief Financial Officer

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LENDERS:

HSBC BUSINESS CREDIT (USA) INC.

By:	/s/ Andrew Brown
Name:	Andrew Brown
Title:	Vice President

CAPITAL ONE BANK, N.A.

By:	/s/ Jed Pomerantz
Name:	Jed Pomerantz
Title:	Vice President

[Loan and Security Agreement Signature Page - Nu Horizons]

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT

Form of Assignment and Acceptance Agreement

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance Agreement”) dated as of _____________, 20_ is made between ________________________ (the “Assignor”) and ____________________ (the “Assignee”).

WITNESSETH:

WHEREAS, Wachovia Capital Finance Corporation (New England), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Nu Horizons Electronics Corp., a Delaware corporation (“Parent”); NIC Components Corp., a New York corporation (“NIC”); Nu Horizons International Corp., a New York corporation (“International”); Razor Electronics, Inc., a New York corporation (“RAZ”); Titan Supply Chain Services Corp., a New York corporation (“TUS”, and together with Parent, NIC, International, and RAZ, individually each a “US Borrower” and, collectively, “US Borrowers”), Nu Horizons Electronics Limited, a company incorporated in England and Wales with registration number 02181478 (“NEE-UK”), NIC Components Europe Limited, a company incorporated in England and Wales with registration number 03495816 (“NIC-UK”, and together with NEE-UK, individually each a “UK Borrower” and, collectively, “UK Borrowers” and together with US Borrowers, each individually, a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated June 28, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $___________ (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.            Assignment and Acceptance Agreement.

(a)           Subject to the terms and conditions of this Assignment and Acceptance Agreement,  Assignor hereby sells, transfers and assigns to Assignee, and  Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance Agreement) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Loan Documents, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be _______ (__%) percent.

(b)           With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount.  Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 13.5 and 14.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)           After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $_____________.

(d)           After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $______________ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.            Payments.

(a)           As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b)           Assignee shall pay to Agent the processing fee in the amount specified in Section 15.7(a) of the Loan Agreement.

3.            Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.            Independent Credit Decision.  Assignee  acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of _____________ and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance Agreement and  agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.            Effective Date; Notices.

(a)           As between Assignor and Assignee, the effective date for this Assignment and Acceptance Agreement shall be _______________, 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)           this Assignment and Acceptance Agreement shall be executed and delivered by Assignor and Assignee;

(ii)           the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)          written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv)          Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance Agreement; and

(v)           the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b)           Promptly following the execution of this Assignment and Acceptance Agreement, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6.            Agent.  [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)           Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)           Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7.            Withholding Tax.  Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Loan Documents, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.            Representations and Warranties.

(a)           Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance Agreement and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance Agreement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)           Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)           Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance Agreement, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance Agreement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9.            Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance Agreement, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.          Miscellaneous.

(a)           Any amendment or waiver of any provision of this Assignment and Acceptance Agreement shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance Agreement shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)           All payments made hereunder shall be made without any set-off or counterclaim.

(c)           Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance Agreement.

(d)           This Assignment and Acceptance Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each party to this Assignment and Acceptance Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)           ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

___, 20__

Wachovia Capital Finance Corporation (New England), as Agent
12 E. 49th Street
New York, New York 10017
Attn.: Portfolio Manager - Nu Horizons

Re: NU Horizons
Ladies and Gentlemen:

Wachovia Capital Finance Corporation (New England), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Nu Horizons Electronics Corp., a Delaware corporation (“Parent”); NIC Components Corp., a New York corporation (“NIC”); Nu Horizons International Corp., a New York corporation (“International”); Razor Electronics, Inc., a New York corporation (“RAZ”); Titan Supply Chain Services Corp., a New York corporation (“TUS”, and together with Parent, NIC, International, and RAZ, individually each a “US Borrower” and, collectively, “US Borrowers”), Nu Horizons Electronics Limited, a company incorporated in England and Wales with registration number 02181478 (“NEE-UK”), NIC Components Europe Limited, a company incorporated in England and Wales with registration number 03495816 (“NIC-UK”, and together with NEE-UK, individually each a “UK Borrower” and, collectively, “UK Borrowers” and together with US Borrowers, each individually, a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated June 28, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.  We hereby give you notice of, and request your consent to, the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ________ (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance Agreement”).  We understand that the Assignor’s Commitment shall be reduced by $_____________, as the same may be further reduced by other assignments on or after the date hereof.

2.  Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.  The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:
Reference:
Attention:

4.  You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance Agreement to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

WACHOVIA CAPITAL FINANCE CORPORATION(NEW ENGLAND
as Agent and Swing Line Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Issuing Bank

By:
Name:
Title:

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

See attached

B-1

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT

Information Certificate

See attached

C-1

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT

Form of Priority Payables Report

See attached

D-1

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

Compliance Certificate

To:	Wachovia Capital Finance Corporation (New England), as Agent
12 E. 49th Street
New York, New York 10017

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1.           I am the duly elected Chief Financial Officer of Nu Horizons Electronics Corp. a Delaware corporation (“Administrative Borrower”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated June 28, 2010, by and among Wachovia Capital Finance Corporation (New England), as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”), Nu Horizons Electronics Corp., a Delaware corporation (“Parent”); NIC Components Corp., a New York corporation (“NIC”); Nu Horizons International Corp., a New York corporation (“International”); Razor Electronics, Inc., a New York corporation (“RAZ”); Titan Supply Chain Services Corp., a New York corporation (“TUS”, and together with Parent, NIC, International, and RAZ, individually each a “US Borrower” and, collectively, “US Borrowers”), Nu Horizons Electronics Limited, a company incorporated in England and Wales with registration number 02181478 (“NEE-UK”), NIC Components Europe Limited, a company incorporated in England and Wales with registration number 03495816 (“NIC-UK”, and together with NEE-UK, individually each a “UK Borrower” and, collectively, “UK Borrowers” and together with US Borrowers, each individually, a “Borrower” and collectively, “Borrowers”), and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2.           I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3.           The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto.  Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4.           I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

E-1

(a)           Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Loan Documents.

(b)           Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 10.1 of the Loan Agreement), or established any new asset locations.

(c)           Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d)           Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Loan Documents.

(e)           Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent:  (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(f)           Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5.            Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 11.1 of the Loan Agreement for such fiscal month.

The foregoing certifications are made and delivered this day of ___________, 20__.

Very truly yours,

Nu Horizons Electronics Corp.

By:
Name:
Title:

E-2

SCHEDULE 1.9
TO
LOAN AND SECURITY AGREEMENT

Approved Multinationals

1.	Celestica Inc.
2.	Jabil Circuit Inc.
3.	Flextronics International
4.	Sanmina-SCI Corporation
5.	Plexus Corp.

SCHEDULE 1.31
TO
LOAN AND SECURITY AGREEMENT

Commitments

Lender	Commitment
Wachovia Capital Finance Corporation (New England)	$50,000,000
HSBC Business Credit (USA) Inc.	$17,500,000
Capital One Bank, N.A.	$12,500,000
Total:	$80,000,000

SCHEDULE 1.61
TO
LOAN AND SECURITY AGREEMENT

Existing Lenders

Citibank, N.A.
JPMorgan Chase Bank, N.A
Israel Discount Bank of New York
Bank of America, N.A.
Sovereign Bank
HSBC Bank USA, National Association
North Fork Bank
Bank Leumi USA

SCHEDULE 1.1.107
TO
LOAN AND SECURITY AGREEMENT

Non-US Subsidiaries

Nu Horizons Electronics Pty Ltd. [Australia]
Nu Horizons Electronics NZ Limited [New Zealand]
Nu Horizons Electronics Hong Kong Ltd [Hong Kong]
NUH Electronics (Shanghai) Co Ltd [China]
Nu Horizons Asia PTE Ltd [Korea]
Nu Horizons GmbH [Germany]
Nu Horizons Electronics AS [Denmark]
NUHC Inc. [Canada]
Nu Horizons Electronics Mexico, S.A. de C.V. [Mexico]
Nu Horizons Electronics Services Mexico, S.A. de C.V. [Mexico]

 SCHEDULE 1.168
TO
LOAN AND SECURITY AGREEMENT

UK Documents

1.  Debenture

2.  UK Share Mortgages